                          SCHEDULE 14A
                    SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934
                      (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-
     12

                    AMERICAN FINANCIAL CORPORATION
        (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

          Title of each class of securities to which transaction applies:

          Aggregate number of securities to which transaction applies:

          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

          Proposed maximum aggregate value of transaction:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                 AMERICAN FINANCIAL CORPORATION

                     One East Fourth Street
                     Cincinnati, Ohio 45202



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                   To be Held on May 28, 1998


To our Shareholders:

      The  Annual  Meeting of Shareholders of American  Financial
Corporation will be held on Thursday, May 28, 1998, at 10:30 a.m., at The Cincinnatian Hotel, 601 Vine Street, Cincinnati,
Ohio.  The purposes of the meeting are:

     1.   To elect eight directors; and

          2.    To transact such other business as  may
          properly come before the meeting or any adjournment thereof.

      Only  holders  of  record  of Common  Stock  and  Series  J
Preferred Stock of the Company at the close of business on  March
31, 1998 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.

                                   Sincerely,


                                   Carl H. Lindner
                                   Chairman of the Board and
                                   Chief Executive Officer
Cincinnati, Ohio
April 21, 1998

                 AMERICAN FINANCIAL CORPORATION
                         PROXY STATEMENT


                          INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Financial Corporation ("AFC" or the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, May 28, 1998, and any adjournment thereof. The Meeting will be held concurrently with the meeting of American Financial Group, Inc. ("AFG"), the Company's parent company. The approximate mailing date of this Proxy Statement and accompanying proxy form is April 21, 1998. At the Meeting, shareholders will be asked to elect eight directors and to transact such other business as may properly come before the Meeting or any adjournment thereof.


                      VOTING AT THE MEETING

Record Date; Shares Outstanding

      As  of  March  31,  1998, the record date  for  determining shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), the Company had outstanding two classes of voting securities, its common stock, no par value ("Common Stock") and its Series J Preferred Stock ("Preferred Stock"). At the Record Date, 10,593,000 shares of Common Stock were outstanding, all of which were held by AFG, and 2,886,161 shares of Preferred Stock were outstanding. Each share of outstanding Common Stock and Preferred Stock is entitled to one vote on each matter to be presented at the Meeting. Abstentions and broker non-votes will have no effect on any item voted on at the Meeting.

Proxies

      If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors. If any other matters properly come before the Meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

      Shareholders may vote in person or by proxy at the Meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or shareholders may appear at the Meeting and vote in person.

      Solicitation of proxies is being made by management at the direction of the Company's Board of Directors, without additional compensation, through the mail, in person, by facsimile or by telephone. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their expenses in so doing.

Adjournment and Other Matters

      Approval of a motion for adjournment or other matters brought before the Meeting requires the affirmative vote of a majority of the shares voting at the Meeting. Management knows of no other matters to be presented at the Meeting other than those stated in the Notice.

Principal Shareholders

     The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding voting securities as of March 31, 1998:

Name and Address         Amount and Nature of
 of                      Voting               Percent of
Beneficial Owner         Securities           Voting Securities
--------------------     -------------------  -----------------
American Financial
Group, Inc. (a)          10,593,000           78.6%
One East Fourth Street   shares
Cincinnati, Ohio 45202   of Common Stock

(a) Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for their benefit (collectively the "Lindner Family") are the beneficial owners of approximately 44% of the voting stock of AFG. AFG and the Lindner Family may be deemed to be controlling persons of the Company.

PROPOSAL  Election of Directors

     The Board of Directors has nominated eight directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

     The nominees for election to the Board of Directors are CARL
H. LINDNER, KEITH E. LINDNER, CARL H. LINDNER III, S. CRAIG LINDNER, THEODORE H. EMMERICH, JAMES E. EVANS, THOMAS M. HUNT and WILLIAM R. MARTIN. All of these nominees were elected directors at the Company's last Annual Meeting of Shareholders held on December 2, 1997. Three directors who were elected at that meeting are not standing for election. William W. Verity resigned as a director in January 1998 and Messrs. Gregory C. Thomas and Alfred W. Martinelli have indicated to management that they did not wish to be nominated to serve past the date of the Meeting. See "Management" below for information concerning the background, securities holdings, remuneration and certain other matters relating to the nominees.

     The Board of Directors recommends that shareholders vote FOR the election of the eight nominees as directors.

                           MANAGEMENT

     The directors and executive officers of the Company are:

                                                          Director or
                     Age*             Position            Executive Since
Carl H. Lindner       78    Chairman of the Board
                             and Chief Executive Officer        1959
S. Craig Lindner      43    Co-President and a Director         1979
Keith E. Lindner      38    Co-President and a Director         1981
Carl H. Lindner III   44    Co-President and a Director         1980
Theodore H. Emmerich  71    Director                            1995
James E. Evans        52    Senior Vice President,
                             General Counsel and a
                             Director                           1976
Thomas M. Hunt        74    Director                            1995
William R. Martin     69    Director                            1995
Sandra W. Heimann     55    Vice President                      1984
Robert C. Lintz       64    Vice President                      1979
Thomas E. Mischell    50    Senior Vice President - Taxes       1985
Fred J. Runk          55    Senior Vice President and Treasurer 1978


*As of March 31, 1998

      Carl H. Lindner (Chairman of the Executive Committee)   Mr.
Lindner  is the Chairman of the Board and Chief Executive Officer
of the Company.  During the past five years, Mr. Lindner has also been  Chairman  of  the  Board  and Chief  Executive  Officer  of
AFG.   He  is  Chairman  of the Board of  Directors  of  American
Annuity  Group,  Inc. ("AAG") and Chiquita Brands  International,
Inc.  ("Chiquita").   Mr.  Lindner is  the  father  of  Keith  E.
Lindner, Carl H. Lindner III and S. Craig Lindner.

      S. Craig Lindner (Member of the Executive Committee)  Since
March 1996, Mr. Lindner has served as Co-President and a director
of  the  Company.   For  over five years, Mr.  Lindner  has  been
President  of  AAG, an 81%-owned subsidiary of the  Company  that
markets  tax-deferred  annuities  principally  to  employees   of
educational  institutions.   Mr. Lindner  is  also  President  of
American  Money Management Corporation ("AMMC"), a subsidiary  of
AFC  which provides investment services for the Company  and  its affiliated companies.  Mr. Lindner is also a director of AAG  and
AFG.
                                4

      Keith E. Lindner (Member of the Executive Committee)  Since
March 1996, Mr. Lindner has served as Co-President and a director
of  the  Company.   In  March 1997, Mr. Lindner  was  named  Vice
Chairman  of  the  Board  of Directors of Chiquita,  a  worldwide marketer and producer of bananas and other food products in which the  Company has a 37.5% ownership interest.  For more than  five years  prior  to  that time, Mr. Lindner had been  President  and
Chief  Operating Officer and a director of Chiquita.  Mr. Lindner is also a director of AFG.

     Carl H. Lindner III (Member of the Executive Committee)  Mr.
Lindner  was  President of AFG's predecessor from  February  1992 until he became Co-President in March 1996.  During the last five years, Mr. Lindner has been President of Great American Insurance
Company  ("Great American"), the principal property and  casualty insurance  subsidiary of AFC.  Mr. Lindner is also a director  of
AFG.

      Theodore  H.  Emmerich (Chairman of  the  Audit  Committee;
Member  of  the Compensation Committee)  Until his retirement  in
1986,  Mr. Emmerich was managing partner of the Cincinnati office
of  the  independent accounting firm of Ernst & Whinney.   He  is
also  a director of AFG, Carillon Fund, Inc., Carillon Investment
Trust,  Gradison  Custodial  Trust,  Gradison-McDonald  Municipal
Custodial Trust, Gradison-McDonald Cash Reserve Trust and  Summit
Investment Trust.

      James  E. Evans  Since April 1995, Mr. Evans has served  as
Senior  Vice  President and General Counsel of the Company.   For
more  than  five years prior thereto, he had been Vice  President and General Counsel of AFC.  Mr. Evans is also a director of AFG.

      Thomas  M.  Hunt  (Member  of the  Compensation  Committee)
During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is also a director of AFG.

      William  R. Martin (Chairman of the Compensation Committee;
Member  of  the Audit Committee) During the past five years,  Mr.
Martin has been Chairman of the Board (since 1993) and President and Chief Executive Officer (until 1993) of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of AAG and AFG.

      Thomas  E.  Mischell  Since April 1995,  Mr.  Mischell  has
served as Senior Vice President - Taxes of the Company.  For more than  five years prior thereto, he had served as a Vice President of AFC.
                                5

     Fred J. Runk Since April 1995, Mr. Runk has served as Senior
Vice President and Treasurer of the Company. For more than five years prior thereto, he had served as Vice President and Treasurer of AFC.

      Sandra W. Heimann has served as a Vice President of the Company for more than five years.

      Robert C. Lintz has served as a Vice President of the Company for more than five years.

      In  December  1993, Great American Communications  Company,
which   subsequently  changed  its  name  to  Citicasters   Inc.,
completed a comprehensive financial restructuring that included a prepackaged  plan  of  reorganization under  Chapter  11  of  the
Bankruptcy Code.  Messrs. Carl H. Lindner, Mischell and Runk  had
been  executive officers of that company within two years  before its bankruptcy reorganization.  The Company sold its interest  in
Citicasters in September 1996.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires AFC's officers, directors and persons who own more than ten percent of AFC's voting stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFC with copies of these reports. The Company believes that all filing requirements were met during 1997.

Securities Ownership

      The following table sets forth information, as of March 31,
1998, concerning the beneficial ownership of equity securities of the  Company  and its subsidiaries by each director, nominee  for
director,   the   executive  officers  named   in   the   Summary
Compensation  Table  (see  "Compensation"  below)  and   by   all
directors and executive officers as a group.  Such information is based on data

                                6

furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 31, 1998.

                    Amount and Nature of Beneficial Ownership (a)
                    ---------------------------------------------
Name of                  Shares of Common    Shares of Preferred
Beneficial Owner         Stock Held          Stock Held
----------------------------------------     --------------------
Carl H. Lindner          10,593,000 (b)            ---
Carl H. Lindner III      10,593,000 (b)            ---
S. Craig Lindner         10,593,000 (b)            ---
Keith E. Lindner         10,593,000 (b)            ---
Theodore H. Emmerich     ---                       ---
James E. Evans           ---                       ---
Thomas M. Hunt           ---                       ---
William R. Martin        ---                       40,126 (b)

All directors and executive
  officers as a group
  (12 persons)           10,593,000 (c)            60,684 (d)

(a)  Does  not include the following ownership interests  in  AAG common  stock:  Messrs. Emmerich, Evans, Hunt, S.C.  Lindner and  Martin, and all directors and executive officers  as  a group  beneficially own 1,561; 19,638; 382;  69,308;  10,632
     and   164,273  shares,  respectively.   Also  excludes   the
     following  ownership  of  Chiquita  common  stock:   Messrs.
     Emmerich,  C.H. Lindner and K.E. Lindner, and all  directors and  executive officers as a group beneficially  own  1,000;
     44,873; 13,759 and 268,963 shares, respectively. This  table also  excludes  the ownership of shares of common  stock  of
     AFG,  the  Company's parent, as follows:  Carl H. Lindner  -
     6,735,045; Carl H. Lindner III - 4,483,665; S. Craig Lindner
     -  4,199,244; Keith E. Lindner - 6,392,209; Mr.  Emmerich  -
     18,663, Mr. Evans - 135,301; Mr. Hunt - 17,991; Mr. Martin -
     42,044; and all directors and executive officers as a  group
     - 22,845,708.


                                7

(b)  Represents 1.4% of the Preferred Stock outstanding.

(c) Represents shares held by AFG. The Lindner Family may be deemed to be the beneficial owners of these shares, which represent 100% of the Common Stock outstanding.

(d)  Represents 2.1% of the Preferred Stock outstanding.



                                8

                          COMPENSATION

       The   following   table  summarizes  the  aggregate   cash
compensation for 1997, 1996 and 1995 of the Company's Chairman of
the  Board  and Chief Executive Officer and its four  other  most highly  compensated  executive officers during  1997  (such  five executive  officers  being  herein  referred  to  as  the  "Named
Executive Officers").  Such compensation includes amounts paid by
AFC  and  AFG as well as its subsidiaries and certain  affiliates during the years indicated.


                   SUMMARY COMPENSATION TABLE
                   ---------------------------
                              Annual Compensation         Long-Term
                                                          Compensation
                  ----------------------------------    ------------------
                                                          Securities Under
Name                                         Other Annual lying               All Other
and                           Salary   Bonus Compensation Options  Granted    Compensation
Principal Position     Year    (a)     (b)        (c)     (# of Shares)       (d)
----------------------------------------------------------------------------  ------------

Carl H. Lindner         1997   $957,000 $370,000  $107,000     ---             $75,000
 Chairman of the Board  1996    913,000  900,000   156,000     ---             118,400
  and Chief Executive   1995  1,364,000  900,000   254,000     ---             169,000
  Officer

Keith E. Lindner        1997    957,000  370,000    14,000   50,000             31,000
 Co-President           1996    917,000  900,000    28,000     ---              31,000
                        1995    935,000  900,000       ---  400,000             30,000

Carl H. Lindner III     1997    957,000  370,000   117,000   50,000             34,000
 Co-President           1996    917,000  900,000   174,000     ---              60,500
                        1995  1,076,000  900,000   223,000     ---             103,000

S. Craig Lindner        1997    957,000  370,000   132,000   50,000             34,000
 Co-President           1996    917,000  900,000   137,000     ---              32,000
                        1995  1,121,000  900,000   142,000  388,181             83,000

James E. Evans          1997    957,000  350,000     2,000   30,000            260,000
 Senior Vice President  1996    917,000  639,000    14,000       ---            49,500
  and General Counsel   1995    948,000  850,000    10,000  150,000             58,000


(a)  This  column  includes salary paid by Chiquita  to  Carl  H.
     Lindner  of $200,000 in 1997 and 1996 and $269,000 in  1995,
     and  to  Keith E. Lindner of $381,000 in 1997,  $900,000  in
     1996 and $935,000 in 1995.

(b)  Bonuses  are  for the year shown, regardless of  when  paid.
     Approximately one-fourth of the 1997 and 1996 bonus for each individual was paid in shares of AFG Common Stock.

(c) This column includes amounts for personal homeowners and automobile insurance coverage, and the use of corporate aircraft and value of automobiles as follows.

                                                  Aircraft &
Name                     Year       Insurance     Automobile
------------------------ -----      ---------     -----------
Carl H. Lindner          1997       $19,000         $88,000
                         1996        16,000         140,000
                         1995        18,000         236,000

Keith E. Lindner         1997         6,000           8,000
                         1996        12,000          16,000
                         1995            --              --

Carl H. Lindner III      1997        23,000          94,000
                         1996        19,000         155,000
                         1995        17,000         206,000

S. Craig Lindner         1997        26,000         106,000
                         1996        23,000         114,000
                         1995        20,000         122,000

James E. Evans           1997            --           2,000
                         1996            --          14,000
                         1995            --          10,000

(d)  Represents options to purchase shares of AFG common stock.

(e) Includes Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and
     (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance as set forth below. For Mr. Evans only, this column also includes the fair market value of a special 1997 award of 5,000 shares of AFG common stock.

                           AFG
                           Auxiliary Retirement Directors' Savings  Term
Name                Year   RASP      Plan       Fees       Plan     Life
-------------------------------------------------------------------------
Carl H. Lindner      1997   $30,000       --   $2,000   $15,000  $28,000
                     1996    21,400  $55,000    4,500    14,500   23,000
                     1995    30,000   56,000   18,000    25,000   40,000

Keith E. Lindner     1997    30,000       --       --        --    1,000
                     1996    30,000       --       --        --    1,000
                     1995    30,000       --       --        --       --

Carl H. Lindner III  1997    30,000       --    2,000        --    2,000
                     1996    30,000   28,500       --        --    2,000
                     1995    30,000   67,000       --        --    6,000

S. Craig Lindner     1997    30,000       --    2,000        --    2,000
                     1996    30,000       --       --        --    2,000
                     1995    30,000       --       --    51,000    2,000


James E. Evans       1997    30,000       --    2,000        --    5,000
                     1996    30,000       --       --    14,500    5,000
                     1995    30,000       --       --    25,000    3,000


Stock Options

      The tables set forth below disclose AFG stock options granted to, or exercised by, the Named Executive Officers during 1997, as well as the number and value of unexercised options held by them at December 31, 1997.

                      OPTION GRANTS IN 1997
                     -----------------------
                           Individual Grants
               ---------------------------------------------------  Potential Realizable
               Number of Securities     Percent of   Exercise       Value at Assumed Annual
               Underlying Options       Total        Price per      Rates of Stock Price
                                        Options      Share          Appreciation for Option
                                        Granted to   (fair market   Term (b)
                   Granted (a)          Employees    value at date  Expiration
Name               (# of shares)        in 1997      of grant Date     5%          10%
--------------------------------------------------------------------------------------------

Carl H. Lindner        -       -       -        -       -         -              -
Carl H. Lindner III    AFG     50,000  6.5%     $37.88  3/14/07   $1,191,12      $3,018,548
S. Craig lindner       AFG     50,000  6.5%     $37.88  3/14/07   $1,191,12      $3,018,548
Keith E. Lindner       AFG     50,000  6.5%     $37.88  3/14/07   $1,191,12      $3,018,548
James E. Evans         AFG     30,000  3.9%     $37.88  3/14/07    $714,676      $1,811,129


(a) The options were granted under AFG's Stock Option Plan and cover AFG Common Stock. They vest (become exercisable) to the extent of 20% per year, beginning one year from the respective dates of grant, and become fully exercisable in the event of death, disability or retirement or in the event of involuntary termination of employment without cause within one year after a change of control of AFG.

(b) Represents the hypothetical future values that would be realizable if all of the options were exercised immediately prior to their expiration in 2007 and the market price of AFG's Common Stock had appreciated in value through the year 2007 at the annual rate of 5% (to $61.70 per share) or 10% (to $98.25 per share). Such hypothetical future values have not been discounted to their respective present values, which are lower.


AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES


                             Shares          Number of Securities
                             Acquir-         Underlying Unexer-    Value of Unexercised
                             ed on           cised Options         In-the-Money Options
                             Exer-           at Year End           at Year End (a)
                             cise            --------------------  ---------------------
                             (# of   Value     Exer-     Unexer-     Exer-      Unexer-
Name                 Company Shares) Realized  cisable   cisable     cisable    cisable
-----------------------------------------------------------------------------------------
Carl H. Lindner      AFG      -      -           41,818   10,000    $703,187   $121,225
Carl H. Lindner III  AFG      -      -          400,000   50,000  $6,536,883   $121,625
S. Craig Lindner     AFG     -       -          167,091  282,909  $2,744,976 $3,927,940
Keith E. Lindner     AFG     -       -          160,000  290,000  $2,614,800 $4,043,825
James E. Evans       AFG     -       -           61,000  120,000    $624,083   $995,700
                    AFEI(b)  115,000 $1,878,750  -       -          -          -

(a) The value of unexercised in-the-money options is calculated based on the closing market price on December 31, 1997 for AFG's Common Stock on the New York Stock Exchange of
     $40.3125 per share.

(b) American Financial Enterprises, Inc., formerly an 83%-owned subsidiary of the Company, which became wholly-owned in December 1997.

Compensation Committee Report

      The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company, AFG or any of its subsidiaries. This Committee also acts as the Compensation Committee for AFG. The Committee's functions include reviewing and making recommendations to the
Board of Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. The term senior executive officers currently includes the Chairman of the Board and Chief Executive Officer (the "CEO"), the Co-Presidents and each other executive officer whose annual base salary exceeds $500,000. The Compensation Committee has the exclusive authority to grant stock options under AFG's Stock Option Plan to employees of the Company and its subsidiaries, including senior executive officers.

      Compensation  of  Executive Officers.   AFG's  compensation
policy for all executive officers has three principal components:
annual base salary, annual incentive bonuses and stock option grants.

      Before decisions were made regarding 1997 compensation for senior executives, the Committee first had discussions with senior executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as AFG's financial results for the preceding year, the Committee deliberated and formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co-Presidents.

      Annual Base Salaries. The Committee approved annual base salaries and salary increases for senior executive officers that were appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. In March 1997, the Committee approved the 1997 salaries of the CEO, the Co-Presidents and the other senior executive officers, noting that such salaries would be about 5% more than in 1996 and 1995.

     Annual Bonuses. As in 1996, in 1997 the Committee developed an annual bonus plan for the CEO, the Co-Presidents and the senior executive officers that would make a substantial portion of their total compensation dependent on the Company's performance, including achievement of pre-established earnings per share targets.

       The annual bonus plan for 1997 made 60% of each participant's annual bonus dependent on AFG attaining certain earnings per share targets and 40% on AFG's overall performance, as determined by the Committee. A significant aspect of the 1997 annual bonus plan is that it provided that 25% of any bonuses be paid in AFG Common Stock. As in the grant of stock options discussed below, the Committee believes that payment of a substantial portion of annual bonuses in AFG Common Stock align further the interests of AFG's senior executives with those of its shareholders. The Committee also selected the senior executive officers whose 1997 bonus would be subject to this plan, including the CEO, the Co-Presidents and the Senior Vice Presidents. The Committee recommended to the Board the earnings per share targets that were the measure for the greater part of such bonus payments.

      Under the 1997 annual bonus plan, the bonus target amount for the CEO and each of the Co-Presidents was $925,000, with 0% to 150% of $555,000 (60% of $925,000) to be paid depending on AFG's earnings per share for 1997 allocable to the Company's insurance operations (as determined pursuant to the Committee's annual bonus plan guidelines) and 0% to 150% of $370,000 (40% of $925,000) to be paid based on AFG's performance, as determined by the Committee. In recommending the 1997 annual bonus plan to the Board for adoption in March 1997, the Committee noted that no bonus should be paid under the plan if 1997 earnings per share from insurance operations are less than 75% of the 1997 goals for such earnings. Such earnings per share were less than 75% of the 1997 goals and as a result, no 1997 bonus allocable to the earnings per share component was paid.

      The Committee then evaluated AFG's performance during 1997. The Committee considered a number of factors, with no relative weight being given to any specific factor. In determining that each of the CEO and the Co-Presidents should receive $370,000 (100% of the target amount under the company performance component), the Committee concluded that a number of 1997 developments enhanced the value and operations of AFG and its subsidiaries, including maintaining the debt-to-capital ratio in a range desirable for investment grade companies, other favorable operating criteria, successfully completing comprehensive restructurings to simplify AFG's corporate structure, selling a technology subsidiary and the upgrade of the debt ratings of AFG and certain AFG subsidiaries. The Board adopted all of the Committee's recommendations with respect to the determination of amounts paid under the annual bonus plan for 1997. Under the 1997 Plan, 25% of the bonus payment was paid in AFG Common Stock.

      The annual base salary and bonuses received by the CEO and the Co-Presidents from AFG and its affiliates are virtually identical because the Committee views them as working as a management team whose skills and areas of expertise complement each other.

      In 1993, Congress enacted a $1 million ceiling on tax-deductible remuneration paid after January 1, 1994 to the five most highly compensated executive officers of a publicly held corporation. The limitation does not apply to remuneration payable solely on account of the attainment of one or more performance goals pursuant to a plan approved by the compensation committee of outside directors. The Company does not anticipate that this limitation will apply to the compensation paid to any of its employees in 1997.

      Stock Option Grants. Stock options represent an important part of AFG's performance-based compensation plan. The Committee believes that AFG shareholders' interests are well served by aligning AFG's senior executives' interests with those of its shareholders through the grant of stock options in addition to paying a portion of any annual bonus in AFG Common Stock. Options under AFG's Stock Option Plan are granted at exercise prices equal to the fair market value of Common Stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize AFG's long-term success. Options for 50,000 shares were granted to the Co-Presidents and additional options were granted to the other senior executives of AFG in 1997. No options were granted to the CEO in 1997.

      Other Information. In April 1998, the Committee discussed the 1998 salaries, bonuses and stock option grants of the CEO, the Co-Presidents and certain other senior executives. The Committee approved the 1998 salaries for such persons which are the same as in 1997 for the CEO and each of the Co-Presidents and the same bonus target amounts for them for 1998 as in 1997. Earlier in 1998, the Committee granted each of the Co-Presidents options to purchase 40,000 shares of AFG Common Stock.

Members  of  the
Compensation Committee:             William  R.Martin, Chairman
                                    Theodore H. Emmerich
                                    Thomas H. Hunt

Performance Graph

      No  performance  graph is included as the Company's  Common
Stock is not publicly traded.

Certain Transactions

      AFC and its subsidiaries have had and expect to continue to have transactions with AFC's directors, officers, principal shareholders, their affiliates and members of their families. AFC believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFC.

      Members of the Lindner Family are the principal owners of Provident Financial Group, Inc. ("Provident"). AFC provides security guard and surveillance services at the main office of Provident for which Provident paid $92,000 in 1997. Provident leases its main banking and corporate office from AFC for which Provident paid rent of $1,963,000 in 1997. In addition, a former subsidiary of AFG provided Year 2000 programming and consulting services to Provident in 1997 for which Provident paid $164,000.

      In July 1997, Carl H. Lindner and a subsidiary of AFC purchased 51% and 49%, respectively, of common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. The AFC subsidiary invested $4.9 million and Mr. Lindner invested $5.1 million; the asset purchase was completed in December 1997. In connection with their investment, the AFC subsidiary and Mr. Lindner entered into a Shareholders' Agreement which provides, among other things, for restrictions on transfer of shares of such company and that Mr. Lindner will have the ability to nominate a majority of such company's directors. Certain AFC subsidiaries have entered into a credit facility under which the ethanol producer may borrow up to $10 million at a rate of prime plus 3%. The highest outstanding balance during 1997 was $1.2 million, all of which was repaid in 1997.

      In December 1997, AFC purchased $138,000 of ice cream from United Dairy Farmers, Inc. ("UDF"). UDF is owned by one of Carl
H. Lindner's brothers and his family.

      During 1997, AFC and its subsidiaries chartered an aircraft
from  an entity owned by one of Carl H. Lindner's brothers.   The
total charges for such aircraft usage was $678,000.

Directors' Compensation

      AFC's  Board  of Directors receives no annual  compensation
from  AFC.   However,  they  are paid as  directors  of  AFG,  as
follows:

      Pursuant to the AFG Non-Employee Directors' Compensation Plan (the "Directors' Plan") implemented in 1996, all directors who are not officers or employees of AFG are paid the following fees: an annual retainer of $40,000; an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves; and an attendance fee of $1,000 for each Board or Committee meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan are reviewed by the Board of Directors from time to time and are subject to change at its discretion.

      In order to align further the interests of AFG's non-employee directors with the interests of its shareholders, the Directors' Plan provides that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of AFG Common Stock.

      The Board of Directors has a program under which a retiring AFG director (other than an officer or employee of AFG or any of its subsidiaries) will, if he has met certain eligibility requirements, receive upon his retirement (in a lump sum or, at his election, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a director or not being nominated for reelection by shareholders as a director. To be eligible for the retirement benefit, a person must have served as a director for at least four years while not an officer or employee of AFG or any of its subsidiaries. In addition, a director will not become eligible for the retirement benefit until reaching age 55. A director who receives a retirement benefit must provide consulting services to AFG on request for five years following retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a director, whether or not eligible for a retirement benefit at time of death. This death benefit will not be available to a director who at any time during the two years immediately preceding death was an officer or employee of AFG or any of its subsidiaries.

      In addition to providing for the grant of stock options to key employees, the Stock Option Plan provides for automatic annual grants of options to each non-employee director of AFG. During 1997, each non-employee director was granted an option under the foregoing provisions of the Stock Option Plan to purchase 1,000 shares at an exercise price of $37.75 per share on June 1, 1997, the exercise price being the fair market value of AFG's Common Stock on the date of grant.

Committees and Meetings of the Board of Directors

      The Company's Board of Directors held seven meetings and took action in writing seven times in 1997. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee.

      Executive Committee: The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the
Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on twelve occasions in 1997.

      Audit  Committee.  The Audit Committee consists of Theodore
H. Emmerich (Chairman) and William R. Martin. Neither is an officer or employee of the Company or any of its subsidiaries. The Committee's functions include recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit-related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firms engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The Committee's functions also include supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration of the employee benefit plans of the Company and its subsidiaries. The Audit Committee met five times in 1997.

      Compensation Committee The Compensation Committee consists of William R. Martin (Chairman), Theodore H. Emmerich and Thomas
M. Hunt. The functions of the Compensation Committee are discussed under "Compensation - Compensation Committee Report." The Compensation Committee met two times and took action in writing on six occasions in 1997.

                      INDEPENDENT AUDITORS

      The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1997. Representatives of that firm will attend the Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

                      SHAREHOLDER PROPOSALS

      If a shareholder desires to have a proposal included in the proxy statement for the 1999 annual shareholders meeting, such proposal must be received by the Company's Secretary at his office by December 31, 1998 in order to be considered for inclusion.

                     REQUESTS FOR FORM 10-K

     The Company will send, upon written request, without charge, a copy of the Company's most current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Corporation, One East Fourth Street, Cincinnati, Ohio 45202.

                           By order of the Board of Directors,


                           James C. Kennedy
                           Vice President and Secretary


Cincinnati, Ohio
April 21, 1998

Pages  F1  though F-35 which follow are taken from  AFC's  Annual
Report  on Form 10-K for the year ended December 31, 1997.   This
information is being included herein in accordance with Rule 14a-
3  promulgated under the Securities Act of 1934.

































                 AMERICAN FINANCIAL CORPORATION
                     One East Fourth Street
                     Cincinnati, Ohio  45202

   AFC is a holding company which, through its subsidiaries, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and health insurance products. AFC's property and casualty operations originated in 1872 and were the 20th largest property and casualty group in the United States based on 1996 statutory net premiums written of $2.8 billion.

Market for Registrant's Common Equity and Related Stockholder Matters

   Not applicable - Registrant's Common Stock is owned by
American Financial Group, Inc.  See the Consolidated Financial
Statements for information regarding dividends.

                     Selected Financial Data

   The following table sets forth certain data for the periods indicated (dollars in millions).

                                 1997     1996     1995     1994     1993
Earnings Statement Data:
Total Revenues                $ 4,053  $ 4,114  $ 3,628  $ 2,104  $ 2,721
Earnings Before Income Taxes
  and Extraordinary Items         334      340      252       44      262
Earnings Before Extraordinary
  Items                           208      250      195       19      225
Extraordinary Items                (7)     (28)       2      (17)      (5)
Net Earnings                      201      222      197        2      220

Ratio of Earnings to
  Fixed Charges (a)              4.20     4.99     3.10     1.69     2.62
Ratio of Earnings to
  Fixed Charges and
  Preferred Dividends (a)        3.52     3.96     2.60     1.40     2.26

Balance Sheet Data:
Total Assets                  $15,738  $14,999  $14,851  $10,593  $10,077
Long-term Debt:
  Holding Companies               287      340      648      849      771
  Subsidiaries                    194      178      234      258      283
Minority Interest                 510      307      327      106      109
Capital Subject to
  Mandatory Redemption             -        -        -         3       49
Other Capital                   1,393    1,277    1,248      396      537

(a) Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings the fixed charges and the minority interest in earnings of subsidiaries having fixed charges and deducting (adding) the undistributed equity in earnings (losses) of investees. Fixed charges include interest (excluding interest on annuity benefits), amortization of debt premium/discount and expense, preferred dividend and distribution requirements of subsidiaries and a portion of rental expense deemed to be representative of the interest factor.

               Management's Discussion and Analysis
         of Financial Condition and Results of Operations

GENERAL

   Following is a discussion and analysis of the financial statements and other statistical data that management believes will enhance the understanding of AFC's financial condition and results of operations. This discussion should be read in conjunction with the financial statements beginning on page F-1.

   As discussed in Note A to the financial statements, at the close of business on December 31, 1996, AFG contributed to AFC 81% of the common stock of American Premier. Since AFC and American Premier are under the common control of AFG, the acquisition of American Premier has been recorded by AFC at AFG's historical cost in a manner similar to a pooling of interests. Accordingly, the historical consolidated financial statements of AFC for periods subsequent to the April 3, 1995 Mergers have been restated to include the accounts of American Premier.

LIQUIDITY AND CAPITAL RESOURCES

Ratios AFC's debt to total capital ratio at the parent holding company level (excluding amounts due AFG) improved from nearly 60% at the date of the Mergers to approximately
17% at December 31, 1997. Including amounts due AFG, the ratio was 31% at the end of 1997.

   AFC's ratio of earnings to fixed charges, excluding and including preferred dividends, on a total enterprise basis for the three years ended December 31, 1997, are shown below.

                                              1997    1996    1995
   Earnings to fixed charges                  4.20    4.99    3.10
   Earnings to fixed charges plus preferred
     dividends                                3.52    3.96    2.60

    The National Association of Insurance Commissioners' model law for risk based capital ("RBC") applies to both life and property and casualty companies. RBC formulas determine the amount of capital that an insurance company needs to ensure that it has an acceptable expectation of not -becoming financially impaired. At December 31, 1997, the capital ratios of all AFC insurance companies substantially exceeded the RBC requirements (the lowest capital ratio of any AFC subsidiary was 3.5 times its authorized control level RBC; weighted average of all AFC subsidiaries was 5.2 times).

Sources of Funds AFC and American Premier are organized as holding companies with almost all of their operations being conducted by subsidiaries. These parent corporations, however, have continuing cash needs for administrative expenses, the payment of principal and interest on borrowings, and shareholder dividends. Funds to meet these obligations come primarily from dividend and tax payments from their subsidiaries.

    Management believes these parent holding companies have sufficient resources to meet their liquidity requirements through operations in the short-term and long-term future. If funds generated from operations, including dividends from subsidiaries, are insufficient to meet fixed charges in any period, AFC would be required to generate cash through borrowings, sales of securities or other assets, or similar transactions.

Prior to the Mergers, American Premier had substantial cash and short-term investments at the parent company level. Subsequent to the Mergers, AFC and two of its subsidiaries entered into separate credit agreements with American Premier. Funds borrowed from American Premier under these agreements were used for debt retirements, capital contributions to subsidiaries, and other corporate purposes. In December 1996, American
Premier paid a dividend to AFG in the form of a $675 million note receivable from AFC under the credit agreement plus
$18.7 million of related accrued interest. AFG then contributed $450 million of the note (without accrued interest) to the capital of AFC. Subsequent to the Mergers, American
Premier entered into a credit agreement with AFG under which American Premier and AFG made loans of up to $250 million available to each other.

    The AFC and APU credit agreements with AFG were replaced in December 1997 with a reciprocal Master Credit Agreement among the various AFG holding companies under which funds are made available to each other for general corporate purposes.
Amounts due AFG under the above agreements were $377 million and $401 million at December 31, 1997 and 1996, respectively.

   In 1996, three nationally recognized rating agencies issued or upgraded ratings on AFC, American Premier and AAG public debentures. All of the AFC and AAG senior debentures are now rated investment grade; the APU and AAG subordinated debentures are rated investment grade by two of the agencies. Generally, the upgrades reflect the expectation that AFC's consolidated debt to total capital will remain conservative and that coverage ratios will benefit from higher subsidiary earnings and a lower level of fixed charges at AFG's subsidiaries.

   A new five-year, $300 million bank credit line was established by AFC in February 1998 replacing two subsidiary holding company lines. The new credit line provides ample liquidity and can be used to obtain funds for operating subsidiaries or, if necessary, for the parent companies. At December 31, 1997, there was $45 million borrowed under the two holding company lines.

    In the past, funds have been borrowed under bank facilities and used for working capital, capital infusions into subsidiaries, and to retire other issues of short-term or high-rate debt and preferred stock. Also, AFC believes it may be prudent and advisable to utilize portions of the bank debt in the normal course over the next year or two.

    In 1996 and 1997, wholly-owned trust subsidiaries of AAG sold preferred securities for cash proceeds totaling
$225 million. Proceeds were used to retire outstanding debt and AAG preferred stock and for general corporate purposes, including a capital contribution to a subsidiary.

    Payments of dividends by AFC's insurance subsidiaries are subject to various laws and regulations which limit the amount of dividends that can be paid without regulatory approval. Under Ohio law, the maximum amount of dividends which may be paid without (i) prior approval or (ii) expiration of a 30 day waiting period without disapproval is the greater of statutory net income or 10% of policyholders' surplus as of the preceding December 31, but only to the extent of earned surplus as of the preceding December 31. The maximum amount of dividends payable (without prior approval) to AFC in 1998 from its insurance subsidiaries is approximately $221 million.

    For statutory accounting purposes, equity securities are generally carried at market value. At December 31, 1997, AFC's insurance companies owned publicly traded equity securities with a market value of $1.5 billion, including equity securities of AFC affiliates (including subsidiaries) of $1.1 billion. Since significant amounts of these are concentrated in a relatively small number of companies, decreases in the market prices could adversely affect the insurance group's capital, potentially impacting the amount of dividends available or necessitating a capital contribution. Conversely, increases in the market prices could have a favorable impact on the group's dividend-paying capability.

    Beginning with the 1997 federal tax return, American Premier will join AFC's consolidated return. Under tax allocation agreements with AFC, its 80%-owned U.S. subsidiaries generally compute tax provisions as if filing separate returns based on book taxable income computed in accordance with generally accepted accounting principles. The resulting provision (or credit) is currently payable to (or receivable from) AFC.

Uncertainties Two lawsuits were filed in 1994 against American Premier by USX Corporation ("USX") and a former USX subsidiary. The lawsuits seek contribution from American Premier for all or a portion of a $600 million final antitrust judgment entered against a USX subsidiary in 1994. The lawsuits argue that USX's liability for that judgment is attributable to the alleged activities of American Premier's predecessor in an unlawful antitrust conspiracy among certain railroad companies. American Premier and its outside counsel believe that American Premier has substantial defenses and should not suffer a material loss as a result of this litigation.

   Great American's liability for unpaid losses and loss adjustment expenses includes amounts for various liability coverages related to environmental, hazardous product and other mass tort claims. At December 31, 1997, Great American had recorded $348 million (net of reinsurance recoverables of $173 million) for such claims on policies written many years ago where, in most cases, coverage was never intended. Due to inconsistent court decisions on many coverage issues and the difficulty in determining standards acceptable for cleaning up pollution sites, significant uncertainties exist which are not likely to be resolved in the near future.

    AFC's subsidiaries are parties in a number of proceedings relating to former operations. See Note O to the financial statements.

    Most businesses utilizing computing technology are facing a problem with the year 2000. The Year 2000 problem is caused by the widespread use of computer programs that lack the ability to properly interpret two-digit codes representing the year 2000 and beyond. This program flaw can cause computation errors, faulty information processing and reporting and, in some instances, complete shutdown of critical applications.

    During the early 1990's Great American designed and developed software to automate the Year 2000 conversion process. In 1995 Great American formed Millennium Dynamics, Inc. ("MDI") to publicly market its software and consultative services worldwide. In connection with the sale of MDI in the fourth quarter of 1997, AFC retained licenses to utilize MDI's software internally.

    Each segment of AFC's operations is comprised of multiple business units most of which utilize stand-alone computer programs. These businesses are in the process of either (i) modifying their programs utilizing the MDI software along with other internal and external resources or (ii) replacing programs with new software that is Year 2000 compliant. AFC's goal is to have program modifications and new software installations substantially completed by the end of 1998. A significant portion of AFC's Year 2000 project will be completed using internal staff. Incremental Year 2000 costs are not expected to have a material effect on AFC's financial statements.

    Projected Year 2000 costs and completion dates are based on management's best estimate. However, there can be no assurance that these estimates will be achieved. Factors such as the availability of trained personnel could affect the successful completion of the project. Should software modifications and new software installation not be completed on a timely basis, the resulting disruptions could have a material adverse impact on operations.

   AFC's operations could also be affected by the inability of third parties such as agents and vendors to successfully become Year 2000 compliant. In addition, AFC's property and casualty insurance operations are reviewing policy forms and amendatory endorsements and examining coverage issues for Year 2000 exposures. Management believes that these issues will not have a material impact on AFC's financial statements.

    While the results of all such uncertainties cannot be predicted, based upon its knowledge of the facts, circumstances and applicable laws, management believes that sufficient reserves have been provided.

Investments Approximately 70% of AFC's consolidated assets are invested in marketable securities. A diverse portfolio of primarily publicly traded bonds and notes accounts for 95% of these securities. AFC attempts to optimize investment income while building the value of its portfolio, placing emphasis upon long-term performance. AFC's goal is to maximize return on an ongoing basis rather than focusing on short-term performance.

    Fixed income investment funds are generally invested in securities with short-term and intermediate-term maturities with an objective of optimizing total return while allowing flexibility to react to changes in market conditions. At
December 31, 1997, the average life of AFC's bonds and redeemable preferred stocks was just over 6 years.

    Approximately 93% of the bonds and redeemable preferred stocks held by AFC were rated "investment grade" (credit rating of AAA to BBB) by nationally recognized rating agencies at December 31, 1997. Investment grade securities generally bear lower yields and lower degrees of risk than those that are unrated and non-investment grade. Management believes that the high quality investment portfolio should generate a stable and predictable investment return.

    Investments in mortgage-backed securities ("MBSs") represented approximately one-fourth of AFC's bonds and redeemable preferred stocks at December 31, 1997. AFC invests primarily in MBSs which have a reduced risk of prepayment.
In addition, the majority of MBSs held by AFC were purchased at a discount. Management believes that the structure and discounted nature of the MBSs will mitigate the effect of prepayments on earnings over the anticipated life of the MBSs portfolio. More than 90% of AFC's MBSs are rated "AAA" with substantially all being of investment grade quality. The market in which these securities trade is highly liquid. Aside from interest rate risk, AFC does not believe a material risk (relative to earnings or liquidity) is inherent in holding such investments.

    Because most income of the property and casualty insurance subsidiaries has been sheltered from income taxes through 1997, non-taxable municipal bonds represent only a small portion (less than 1%) of the portfolio.

    AFC's equity securities are concentrated in a relatively limited number of major positions. This approach allows management to more closely monitor the companies and industries in which they operate.

    Prior to the Mergers, the realization of capital gains, primarily through sales of equity securities, was an integral part of AFC's investment program. Individual securities are sold creating gains or losses as market opportunities exist. Pretax capital gains recognized upon disposition of securities, including investees, during the past five years have been: 1997 - $57 million; 1996 - $166 million; 1995 -
$84 million; 1994 - $50 million and 1993 - $165 million. At December 31, 1997, the net unrealized gain on AFC's bonds and redeemable preferred stocks was $389 million; the net unrealized gain on equity securities was $293 million.

RESULTS OF OPERATIONS - THREE YEARS ENDED DECEMBER 31, 1997

General As previously noted, financial statements for periods subsequent to the April 1995 Mergers include the accounts of American Premier. AFC had accounted for American Premier as an investee from the second quarter of 1993 through the first quarter of 1995. Accordingly, income statement components for 1997 and 1996 are not comparable to prior years.

    Pretax earnings before extraordinary items were $334 million in 1997, $340 million in 1996 and $252 million in 1995.

   Results for 1997 include $91 million in pretax gains primarily on the sales of affiliates and other securities, and reflect declines of $41 million in underwriting results in AFC's property and casualty insurance business.

   Results for 1996 include $203 million in pretax gains primarily on the sales of Citicasters and Buckeye Management
   Company, reduced by a charge of $80 million resulting from a decision to strengthen insurance reserves relating to asbestos and other environmental matters ("A&E").

    In addition to the earnings contribution resulting from the Mergers, results for 1995 include $84 million in pretax gains on the sale of securities.

Property and Casualty Insurance - Underwriting AFC manages and operates its property and casualty business as three major sectors. The nonstandard automobile insurance companies (the "NSA Group") insure risks not typically accepted for standard automobile coverage because of the applicant's driving record, type of vehicle, age or other criteria. The specialty lines are a diversified group of over twenty-five business lines that offer a wide variety of specialty insurance products. Some of the more significant areas are California workers' compensation, executive liability, inland and ocean marine, U.S.-based operations of Japanese companies, agricultural-related coverages, non-profit liability, general aviation coverages, fidelity and surety bonds, and umbrella and excess. The commercial and personal lines provide coverages in worker's compensation, commercial multi-peril, umbrella and commercial automobile, standard private passenger automobile and homeowners insurance.

   To understand the overall profitability of particular lines, the timing of claims payments and the related impact of investment income must be considered. Certain "short-tail" lines of business (primarily property coverages) have quick loss payouts which reduce the time funds are held, thereby limiting investment income earned thereon. On the other hand, "long-tail" lines of business (primarily liability coverages and workers' compensation) have payouts that are either structured over many years or take many years to settle, thereby significantly increasing investment income earned on related premiums received.

   Underwriting profitability is measured by the combined ratio which is a sum of the ratios of underwriting losses, loss adjustment expenses, underwriting expenses and policyholder dividends to premiums. When the combined ratio is under 100%, underwriting results are generally considered profitable; when the ratio is over 100%, underwriting results are generally considered unprofitable. The combined ratio does not reflect investment income, other income or federal income taxes.

   For certain lines of business and products where the credibility of the range of loss projections is less certain (primarily the various specialty lines listed above), management believes that it is prudent and appropriate to use conservative assumptions until such time as the data, experience and projections have more credibility, as evidenced by data volume, consistency and maturity of the data. While this practice mitigates the risk of adverse development on this business, it does not eliminate it.

   While AFC desires and seeks to earn an underwriting profit on all of its business, it is not always possible to do so. As a result, AFC attempts to expand in the most profitable areas and control growth or even reduce its involvement in the least profitable ones.

   In 1997, underwriting results of AFC's insurance operations outperformed the industry average for the twelfth consecutive year. AFC's insurance operations have been able to exceed the industry's results by focusing on growth opportunities in the more profitable areas of the specialty lines and nonstandard auto businesses.

   Comparisons made in the following discussion of AFC's insurance operations include American Premier's insurance operations even though they were not consolidated in the financial statements prior to the Mergers.

   Net written premiums and combined ratios for AFC's property and casualty insurance subsidiaries were as follows (dollars in millions):

                                              1997    1996    1995
  Net Written Premiums (GAAP)
  NSA Group                                 $1,248  $1,135  $1,277
  Specialty Operations                       1,103     993   1,097
  Commercial and Personal Operations           507     660     717
  Other Lines                                  -       -         1
                                            $2,858  $2,788  $3,092

  Combined Ratios (GAAP)
  NSA Group                                   97.2%   99.9%  105.2%
  Specialty Operations                        99.0    84.1    94.8
  Commercial and Personal Operations         106.0   110.6    99.1
  Aggregate (including A&E and other lines)  101.4   102.9   101.2

   Operating results for 1996 were adversely impacted by two unusual items: (i) higher than normal catastrophe losses including approximately $30 million in losses due to Hurricane Fran and (ii) increases in A&E reserves (exposures for which AFC may be liable under general liability policies written years ago). A standard insurance measure used in analyzing the adequacy of A&E reserves is the "survival ratio" (reserves divided by three-year average annual paid losses). Due in part to the greater uncertainties inherent in estimating A&E claims, management evaluates its survival ratio in relation to those published for the industry. Based primarily on industry survival ratios published in mid-1996, AFC increased A&E reserves of its discontinued insurance lines by $120 million by recording a third quarter, non-cash pretax charge of $80 million and reallocating $40 million, or approximately 2%, of reserves from its Specialty Operations. Reserves for unpaid losses and loss adjustment expenses of the Specialty Lines were approximately $2.0 billion, $2.1 billion and $2.2 billion at December 31, 1997, 1996 and 1995, respectively. A&E reserves at December 31, 1997, were approximately $348 million, an amount equal to approximately 10 times the preceding three years' average claim payments.

   NSA Group The NSA Group's 10% increase in net written premiums during 1997 is due primarily to volume increases in California resulting from enactment of legislation which requires drivers to provide proof of insurance in order to obtain a valid permit. During 1995 and early 1996, the NSA Group implemented premium rate increased in various states. In 1996, the higher rate levels along with competitive pressures in the nonstandard automobile insurance industry resulted in an 11% decline in net written premiums. These rate increases contributed to the improvement in combined ratio in 1997 and 1996.

   Specialty Operations Net written premiums for the specialty operations increased 11% in 1997 due primarily to premiums recorded by a newly acquired aviation division and the return of premiums in 1996 related to the withdrawal from a voluntary pool. The specialty operations had profitable underwriting results for 1997 despite a significant decline in the results of AFC's California workers' compensation business relating to
(i) deteriorating underwriting margins on business written in 1996 and 1997 and (ii) reserve reductions in 1996 primarily for business written prior to 1995 in response to fundamental changes in the California workers' compensation market and actuarial evaluations. The specialty lines combined ratio was unusually low in 1996 due primarily to the reallocation of $40 million in reserves to A&E reserves (a combined ratio impact of 4.1 percentage points) and the 1996 reductions in California workers' compensation reserves mentioned above.

   Net written premiums for the specialty operations declined 9% during 1996 due primarily to a decrease in the California workers' compensation business and withdrawal from an unprofitable pool at the end of 1995, partially offset by increases in other specialty niche lines. The decline in California workers' compensation premiums reflects (i) extremely competitive pricing in the marketplace as a result of the repeal of the California workers' compensation minimum rate law effective January 1, 1995 and (ii) the impact of mandatory premium rate reductions which took effect a year earlier.

   Excluding the impact of the decreases in the California workers' compensation business and the withdrawal from the voluntary pool, specialty net written premiums increased
$16 million (2%) in 1996. The increase is due in part to increases in specialized coverages for fidelity and surety bonds, executive liability, animal mortality and collateral protection exposures.

   Commercial and Personal Operations Net written premiums for the commercial and personal operations decreased 23% in 1997 due primarily to a reinsurance agreement, effective January 1, 1997, under which 80% of all AFC's homeowners' business was reinsured, and reduced writings of personal automobile coverages in certain states. Excluding the impact of the reinsurance agreement, premiums decreased 10%. Even though underwriting results for 1997 were impacted by several current year commercial casualty losses as well as adverse development in certain prior year claims, improvements in personal lines contributed to a lower combined ratio.

   Net written premiums for the commercial and personal operations decreased 8% in 1996. The decrease is due primarily to significant reductions in homeowners coverages in certain states as well as competitive pricing conditions in the commercial casualty market, partially offset by increases in writings of workers' compensation coverages. The profitability of the commercial and personal operations declined in 1996 due primarily to deterioration in personal lines operations as well as weather-related losses, including losses from Hurricane Fran.

Life, Accident and Health Premiums and Benefits Life, accident and health premiums and benefits increased in 1997 due primarily to an increase in pre-need life insurance sales through the largest owner of funeral homes in the world. The increase in life, accident and health premiums and expenses in 1996 reflects AAG's acquisition of American Memorial and Loyal.

Investment Income Changes in investment income reflect fluctuations in market rates and changes in average invested assets.

   1997 compared to 1996  Investment income increased
$23.4 million (3%) from 1996 due primarily to an increase in the average amount of investments held partially offset by lower interest rates available in the marketplace.

   1996 compared to 1995  Investment income increased
$96 million (13%) from 1995; adjusting for the effects of the Mergers retroactively to January 1, 1995, investment income increased $55 million (7%) from 1995 due primarily to an increase in the average amount of investments held.

Investee Corporations Equity in net earnings of investee corporations (companies in which AFC owns a significant portion of the voting stock) represents AFC's proportionate share of the investees' earnings and losses.

   1997 compared to 1996 AFC recorded equity in net losses of investee corporations of $5.6 million in 1997 and $17 million in 1996. Chiquita's loss attributable to common shareholders was $17 million for 1997; results were adversely affected by a stronger dollar in relation to major European currencies (mitigated in part by the company's foreign currency hedging program) and by increased banana production costs resulting primarily from widespread flooding in 1996. These factors more than offset the benefit of higher local currency banana pricing in Europe during the second half of the year. For 1996, the loss attributable to common shareholders was $63 million and included pretax writedowns and costs of $70 million resulting from (i) industry-wide flooding in Costa Rica, Guatemala and Honduras, (ii) certain strategic undertakings designed to achieve further long-term reductions in the delivered product cost of Chiquita bananas and (iii) certain claims relating to prior European Union quota restructuring actions.

   1996 compared to 1995 AFC's equity in net earnings of investee corporations decreased $32 million in 1996 compared to 1995. Chiquita reported a decrease in earnings attributable to common shareholders of $63 million in 1996 due primarily to the pretax writedowns and costs of $70 million mentioned above. Earnings attributable to common shareholders for 1995 were $946,000 and included a pretax gain of $19 million primarily resulting from divestitures of operations and other actions taken as part of the company's ongoing program to improve shareholder value. These divestitures and other actions included sales of older ships, the sale of Chiquita's Costa Rican edible oils operations, the shut-down of a portion of Chiquita's juice operations and the reconfiguration of banana production assets.

Gains on Sales of Investees The gain on sale of investee in 1997 represents a pretax gain to AFC as a result of Chiquita's public issuance of 4.6 million shares of its common stock. The gain on sale of investee in 1996 represents a pretax gain, before $6.5 million of minority interest, on the sale of Citicasters common stock.

Gains on Sales of Subsidiaries The gains on sales of subsidiaries in 1997 include (i) a pretax gain of $49.9 million on the sale of MDI and (ii) a charge of $17 million relating to operations expected to be sold or otherwise disposed of in 1998.

The gains on sales of subsidiaries in 1996 include a pretax gain of $33.9 million on the sale of Buckeye Management Company and the settlement of litigation related to a subsidiary sold in 1993.

Other Income Other income increased $18.0 million (13%) in 1997 compared to 1996 due primarily to income of $46.3 million from the sale of development rights in New York City (including
$32.5 million on rights sold to AFG), partially offset by the absence of revenues from a non-insurance subsidiary which was sold in the first quarter of 1997.

Annuity Benefits For GAAP financial reporting purposes, annuity receipts are accounted for as interest-bearing deposits
("annuity benefits accumulated") rather than as revenues.
Under these contracts, policyholders' funds are credited with interest on a tax-deferred basis until withdrawn by the policyholder. Annuity benefits represent primarily interest related to annuity policyholders' funds held. The rate at which AAG credits interest on most of its annuity policyholders' funds is subject to change based on management's judgment of market conditions.

   Fixed annuity receipts totaled approximately $490 million in 1997, $570 million in 1996 and $460 million in 1995. Annuity receipts increased each year from 1993 through 1996 due primarily to sales of newly introduced single premium products and, in 1995, the development of new distribution channels. Annuity receipts in 1997 reflect the decrease of business written by a single agency from $99 million in 1996 to $23 million in 1997. AAG is no longer writing business through this agency.

   Annuity benefits increased $7 million (3%) in 1997 and $17.2 million (7%) in 1996 due primarily to an increase in average annuity benefits accumulated partially offset by decreases in crediting rates on AAG's fixed rate annuities.

Interest on Borrowed Money Changes in interest expense result from fluctuations in market rates as well as changes in borrowings. AFC has generally financed its borrowings on a long-term basis which has resulted in higher current costs.

   1997 compared to 1996  Interest expense increased
$1.0 million (1%) from 1996. The increase reflects increased borrowings from AFG, partially offset by the effect of significant debt reductions during 1996.

   1996 compared to 1995 Interest expense for 1996 was $86.1 million and interest expense for 1995, adjusted to reflect the effect of the Mergers retroactively to January 1, 1995, was $116.3 million. The $30 million (26%) decrease reflects significant debt retirements during both 1995 and 1996.

Minority Interest Expense Minority interest expense represents the interests of AFG (parent) and non-controlling shareholders of AFC subsidiaries in the earnings of those subsidiaries as well as accrued distributions on trust preferred securities. Minority interest expense for 1996 includes $6.5 million related to the sale of Citicasters shares held by AFEI.

Other Operating and General Expenses Operating and general expenses in 1997 include third quarter charges of $5.5 million relating to an arbitration settlement and $4.0 million relating to relocating a subsidiary's operations to Cincinnati. These charges were more than offset by a reduction caused by the absence of expenses from a non-insurance subsidiary which was sold in the first quarter of 1997.

Income Taxes See Note M to the Financial Statements for an analysis of items affecting AFC's effective tax rate.

New Accounting Standards to be Implemented During 1997, the Financial Accounting Standards Board issued the following Statement of Financial Accounting Standards ("SFAS"); the implementation of these standards will not have a significant effect on AFC's financial position or results of operations.

  SFAS #      Subject of Standard      Period to be Implemented
   130        Comprehensive Income          1st quarter of 1998
   131        Segment Information           4th quarter of 1998

   SFAS No. 130 establishes standards for the reporting of a company's change in equity during the period from non-owner sources. For AFC, comprehensive income will principally consist of net income and the change in net unrealized gains on marketable securities. SFAS No. 131 establishes standards for the way companies report information about operating segments, products and services, geographic areas and major customers. Implementation of these standards will not have a significant effect on AFC's financial position, net income or reported segments.

             Financial Statements and Supplementary Data

                                                                Page

Report of Independent Auditors                                  F-12

Consolidated Balance Sheet:
   December 31, 1997 and 1996                                   F-13

Consolidated Statement of Earnings:
   Years ended December 31, 1997, 1996 and 1995                 F-14

Consolidated Statement of Changes in Shareholders' Equity:
   Years ended December 31, 1997, 1996 and 1995                 F-15

Consolidated Statement of Cash Flows:
   Years ended December 31, 1997, 1996 and 1995                 F-16

Notes to Consolidated Financial Statements                      F-17


"Selected Quarterly Financial Data" has been included in Note P to the Consolidated Financial Statements.

          _______________________________________________

                    REPORT OF INDEPENDENT AUDITORS


 Board of Directors
 American Financial Corporation

 We have audited the accompanying consolidated balance sheet of American Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedules listed in the Index at
 Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Financial Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                                    ERNST & YOUNG LLP


 Cincinnati, Ohio
 March 6, 1998

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
                            (In Thousands)

                                                             December 31,
                                                           1997         1996
Assets:
Cash and short-term investments                     $   231,227   $   404,831
Investments:
  Bonds and redeemable preferred stocks:
    Held to maturity - at amortized cost
     (market - $3,202,300 and $3,528,100)             3,120,106     3,491,126
    Available for sale - at market
     (amortized cost - $7,225,736 and $6,362,597)     7,532,836     6,494,597
  Other stocks - principally at market
    (cost - $153,322 and $142,364)                      446,222       327,664
  Investment in investee corporations                   200,714       199,651
  Loans receivable                                      512,608       568,055
  Real estate and other investments                     215,472       205,021
      Total investments                              12,027,958    11,286,114

Recoverables from reinsurers and prepaid
  reinsurance premiums                                  998,743       942,450
Agents' balances and premiums receivable                691,005       609,403
Deferred acquisition costs                              521,898       452,041
Other receivables                                       261,454       272,766
Deferred tax asset                                       41,413       137,284
Assets held in separate accounts                        300,491       247,579
Prepaid expenses, deferred charges and other assets     364,385       368,114
Cost in excess of net assets acquired                   299,408       278,581

                                                    $15,737,982   $14,999,163

Liabilities and Shareholders' Equity:
Unpaid losses and loss adjustment expenses          $ 4,225,336   $ 4,123,701
Unearned premiums                                     1,328,910     1,247,806
Annuity benefits accumulated                          5,528,111     5,365,612
Life, accident and health reserves                      709,899       575,380
Payable to American Financial Group, Inc.               352,766       422,015
Other long-term debt:
  Holding companies                                     286,661       339,504
  Subsidiaries                                          194,084       178,415
Liabilities related to separate accounts                300,491       247,579
Accounts payable, accrued expenses and other
  liabilities                                           908,622       915,398
     Total liabilities                               13,834,880    13,415,410

Minority interest                                       509,619       306,858

Shareholders' Equity:
  Preferred Stock (liquidation value
    - $72,154 and $258,638)                              72,154       162,760
  Common Stock, no par value
   - 20,000,000 and 53,500,000 shares authorized
   - 10,593,000 and 45,000,000 shares outstanding         9,625         9,625
  Capital surplus                                       936,154       919,746
  Retained earnings                                      34,350         1,364
  Net unrealized gain on marketable securities,
    net of deferred income taxes                        341,200       183,400
     Total shareholders' equity                       1,393,483     1,276,895

                                                    $15,737,982   $14,999,163

See notes to consolidated financial statements.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF EARNINGS
                            (In Thousands)


                                                    Year ended December 31,
                                                  1997        1996        1995
Income:
  Property and casualty insurance premiums  $2,824,381  $2,844,512  $2,648,703
  Life, accident and health premiums           121,506     103,552      15,691
  Investment income                            868,689     845,330     749,510
  Equity in net earnings (losses) of
    investees                                   (5,564)    (16,955)     15,237
  Realized gains (losses) on sales of
    securities                                  46,006     (3,470)      84,028
  Gains on sales of investees                   11,428     169,138         335
  Gains on sales of subsidiaries                33,602      36,837        -
  Other income                                 152,854     134,904     114,602
                                             4,052,902   4,113,848   3,628,106

Costs and Expenses:
  Property and casualty insurance:
    Losses and loss adjustment expenses 2,075,616 2,131,421 1,977,395 Commissions and other underwriting
      expenses                                 790,324     793,800     707,340
  Annuity benefits                             278,829     271,821     254,650
  Life, accident and health benefits           110,082      92,315      13,202
  Interest charges on borrowed money            87,155      86,148     122,568
  Minority interest expense                     45,477      54,748      28,165
  Other operating and general expenses         331,655     344,052     272,888
                                             3,719,138   3,774,305   3,376,208
Earnings before income taxes and
  extraordinary items                          333,764     339,543     251,898
Provision for income taxes                     125,227      89,658      56,447

Earnings before extraordinary items            208,537     249,885     195,451

Extraordinary items - gain (loss) on
  prepayment of debt                            (7,147)    (27,889)      1,832

Net Earnings                                $  201,390  $  221,996  $  197,283




See notes to consolidated financial statements.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                            (In Thousands)

                                                     Common Stock                       Net
                                          Preferred   and Capital    Retained    Unrealized
                                              Stock       Surplus    Earnings          Gain
Balance at December 31, 1994               $168,484      $    904    $223,095     $   3,500

Adjustment for pooling of
  interests at April 3, 1995                   -          454,969        -            2,400
Net earnings                                   -             -        197,283          -
Change in unrealized                           -             -           -          234,600
Exercise of stock options                      -            8,721        -             -
Dividends on:
  Preferred Stock                              -             -        (25,397)         -
  Common Stock                                 -             -        (29,855)         -
Capital contribution from parent               -            9,333        -             -
Change in foreign currency translation         -               64        -             -
Balance at December 31, 1995                168,484       473,991     365,126       240,500

Net earnings                                   -             -        221,996          -
Change in unrealized                           -             -           -          (57,100)
Dividends on:
  Preferred Stock                              -             -        (24,898)         -
  Common Stock                                 -             -       (560,860)         -
Purchases and redemptions                   (22,524)      (14,388)       -             -
Sale of preferred shares to
  employee benefit plan                      16,800          -           -             -
Capital contribution from parent               -          468,666        -             -
Change in foreign currency translation         -            1,102        -             -
Balance at December 31, 1996                162,760       929,371       1,364       183,400

Net earnings                                   -             -        201,390          -
Change in unrealized                           -             -           -          157,800
Dividends on:
  Preferred Stock                              -             -        (15,071)         -
  Common Stock                                 -             -           -             -
Purchases and redemptions                  (162,760)         -       (153,333)         -
Issuance of Preferred Stock                  72,154          -           -             -
Capital contribution from parent               -           16,707        -             -
Change in foreign currency translation         -             (299)       -             -
Balance at December 31, 1997               $ 72,154      $945,779    $ 34,350      $341,200

See notes to consolidated financial statements.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In Thousands)

                                                            Year ended December 31,
Operating Activities:                                  1997          1996          1995
  Net earnings                                   $  201,390    $  221,996    $  197,283
  Adjustments:
    Extraordinary items                               7,147        27,889        (1,832)
    Depreciation and amortization                    76,434        79,425        47,760
    Annuity benefits                                278,829       271,821       254,650
    Equity in net (earnings) losses of
      investee corporations                           5,564        16,955       (15,237)
    Changes in reserves on assets                     7,610         5,656         2,302
    Realized gains on investing activities         (135,657)     (198,676)      (84,995)
    Decrease (increase) in reinsurance and
      other receivables                            (189,643)       95,553        25,781
    Decrease (increase) in other assets             (48,309)       23,665       (10,955)
    Increase in insurance claims and reserves       206,900         9,171       137,180
    Decrease in other liabilities                   (29,935)     (211,697)     (255,404)
    Increase in minority interest                    36,440        52,333        18,989
    Dividends from investees                          4,799         4,799         9,568
    Other, net                                      (25,711)       (3,989)       (1,233)
                                                    395,858       394,901       323,857
Investing Activities:
  Purchases of and additional investments in:
    Fixed maturity investments                   (2,555,060)   (2,128,015)   (2,378,427)
    Equity securities                               (37,107)      (10,528)       (1,034)
    Investees and subsidiaries                      (93,841)         -          (68,591)
    Real estate, property and equipment             (64,915)      (38,035)      (42,579)
  Maturities and redemptions of fixed maturity
    investments                                     897,786       615,849       308,526
  Sales of:
    Fixed maturity investments                    1,407,598       881,114     2,310,837
    Equity securities                               104,960        53,195        17,379
    Investees and subsidiaries                       32,500       284,277          -
    Real estate, property and equipment              23,289         7,981        27,759
  Cash and short-term investments of acquired
    (former) subsidiary                               2,714        (4,589)      392,100
  Decrease (increase) in other investments          (12,892)          594        (7,326)
                                                   (294,968)     (338,157)      558,644

Financing Activities:
  Fixed annuity receipts                            493,708       573,741       457,525
  Annuity surrenders, benefits and withdrawals     (607,174)     (517,881)     (412,854)
  Additional long-term borrowings                   184,150       288,775       337,076
  Reductions of long-term debt                     (230,688)     (582,288)   (1,061,187)
  Borrowings from AFG                               201,000       152,471       102,202
  Payments to AFG                                  (224,500)      (61,000)      (18,174)
  Issuance of Preferred Stock                          -           16,800          -
  Repurchases of Preferred Stock                   (243,939)      (36,912)       (2,880)
  Exercise of stock options                            -             -            8,721
  Issuance of trust preferred securities            149,353        72,412          -
  Capital contribution                               18,667        18,666         9,333
  Cash dividends paid                               (15,071)      (24,898)      (25,397)
                                                   (274,494)     (100,114)     (605,635)

Net Increase (Decrease) in Cash and Short-term
    Investments                                    (173,604)      (43,370)      276,866
Cash and short-term investments at beginning
  of period                                         404,831       448,201       171,335
Cash and short-term investments at end of
  period                                         $  231,227    $  404,831    $  448,201

See notes to consolidated financial statements.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


_______________________________________________________________________________
                          INDEX TO NOTES

   A. Mergers                                  J. Minority Interest
   B. Accounting Policies                      K. Preferred Stock
   C. Acquisitions and Sales of Subsidiaries   L. Common Stock
        and Investees                          M. Income Taxes
   D. Segments of Operations                   N. Extraordinary Items
   E. Investments                              O. Commitments and Contingencies
   F. Investment in Investee Corporations      P. Quarterly Operating Results
   G. Cost in Excess of Net Assets Acquired    Q. Insurance
   H. Payable to American Financial Group      R. Additional Information
   I. Other Long-Term Debt

_______________________________________________________________________________


A. Mergers On April 3, 1995, American Financial Corporation ("AFC") merged with a newly formed subsidiary of American Financial Group, Inc. ("AFG"), a new company formed to own 100% of the common stock of both AFC and American Premier Underwriters, Inc. ("American Premier" or "APU"). In the transaction, Carl H. Lindner and members of his family, who owned 100% of the Common Stock of AFC, exchanged their AFC Common Stock for approximately 55% of American Financial Group voting common stock. Former shareholders of American Premier, including AFC and its subsidiaries, received shares of American Financial Group stock on a one-for-one basis.
   No gain or loss was recorded on the exchange of shares.

   AFC continues to be a separate SEC reporting company with publicly traded debentures and preferred stock. Holders of AFC Series F and G Preferred Stock were granted voting rights equal to approximately 21% of the total voting power of AFC shareholders immediately prior to the Mergers.

   At the close of business on December 31, 1996, AFG contributed to AFC 81% of the common stock of American Premier. Since AFC and American Premier are under the common control of AFG, the acquisition of American Premier has been recorded by AFC at AFG's historical cost in a manner similar to a pooling of interests. Accordingly, the historical consolidated financial statements of AFC for periods subsequent to the April 3, 1995 Mergers have been restated to include the accounts of American Premier.

B. Accounting Policies

   Basis of Presentation The consolidated financial statements include the accounts of AFC and its subsidiaries. Mergers and changes in ownership levels of subsidiaries and affiliates have resulted in certain differences in the financial statements and have affected comparability between years. Certain reclassifications have been made to prior years to conform to the current year's presentation. All significant intercompany balances and transactions have been eliminated. With the exception of the acquisition of American Premier, all acquisitions have been treated as purchases and the results of operations of companies since their formation or acquisition are included in the consolidated financial statements.

   The preparation of the financial statements in conformity with g enerally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   AFC's voting ownership of subsidiaries and significant
   affiliates at December 31, was as follows:
                                                       1997   1996   1995
      American Annuity Group, Inc. ("AAG")              81%    81%    81%
      American Financial Enterprises, Inc. ("AFEI")     80%    83%    83%
      American Premier Underwriters, Inc.               81%    81%     -
      Chiquita Brands International, Inc.               39%    43%    44%
      Citicasters Inc.                                   -     (a)    38%

      (a) Sold in September 1996.

   Investments Debt securities are classified as "held to maturity" and reported at amortized cost if AFC has the positive intent and ability to hold them to maturity. Debt and equity securities are classified as "available for sale" and reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity if the securities are not classified as held to maturity or bought and held principally for selling in the near term.
   Only in certain limited circumstances, such as significant issuer credit deterioration or if required by insurance or other regulators, may a company change its intent to hold a certain security to maturity without calling into question its intent to hold other debt securities to maturity in the future.

   Premiums and discounts on mortgage-backed securities are amortized over their expected average lives using the interest method. Gains or losses on sales of securities are recognized at the time of disposition with the amount of gain or loss determined on the specific identification basis. When a decline in the value of a specific investment is considered to be other than temporary, a provision for impairment is charged to earnings and the carrying value of that investment is reduced.

   Short-term investments are carried at cost; loans receivable are stated primarily at the aggregate unpaid balance.

   Investment in Investee Corporations Investments in securities of 20%- to 50%-owned companies are generally carried at cost, adjusted for AFC's proportionate share of their undistributed earnings or losses.

   Cost in Excess of Net Assets Acquired The excess of cost of subsidiaries and investees over AFC's equity in the underlying net assets ("goodwill") is being amortized over 40 years.

   Insurance As discussed under "Reinsurance" below, unpaid losses and loss adjustment expenses and unearned premiums have not been reduced for reinsurance recoverable.

       Reinsurance In the normal course of business, AFC's insurance subsidiaries cede reinsurance to other companies to diversify risk and limit maximum loss arising from large claims. To the extent that any reinsuring companies are unable to meet obligations under the agreements covering reinsurance ceded, AFC's insurance subsidiaries would remain liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsurance policies. AFC's insurance subsidiaries report as assets (a) the estimated reinsurance recoverable on unpaid losses, including an estimate for losses incurred but not reported, and (b) amounts paid to reinsurers applicable to the unexpired terms of policies in force. AFC's insurance subsidiaries also assume reinsurance from other companies. Income on reinsurance assumed is recognized based on reports received from ceding reinsurers.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

       Deferred Acquisition Costs Policy acquisition costs (principally commissions, premium taxes and other underwriting expenses) related to the production of new business are deferred ("DPAC"). For the property and casualty companies, the deferral of acquisition costs is limited based upon their recoverability without any consideration for anticipated investment income. DPAC is charged against income ratably over the terms of the related policies. For the annuity companies, DPAC is amortized, with interest, in relation to the present value of expected gross profits on the policies.

       Unpaid Losses and Loss Adjustment Expenses The net liabilities stated for unpaid claims and for expenses of investigation and adjustment of unpaid claims are based upon
   (a) the accumulation of case estimates for losses reported prior to the close of the accounting period on the direct business written; (b) estimates received from ceding reinsurers and insurance pools and associations; (c) estimates of unreported losses based on past experience; (d) estimates based on experience of expenses for investigating and adjusting claims and (e) the current state of the law and coverage litigation. These liabilities are subject to the impact of changes in claim amounts and frequency and other factors. In spite of the variability inherent in such estimates, management believes that the liabilities for unpaid losses and loss adjustment expenses are adequate. Changes in estimates of the liabilities for losses and loss adjustment expenses are reflected in the Statement of Earnings in the period in which determined.

       Annuity Benefits Accumulated Annuity receipts and benefit payments are recorded as increases or decreases in "annuity benefits accumulated" rather than as revenue and expense. Increases in this liability for interest credited are charged to expense and decreases for surrender charges are credited to other income.

       Life, Accident and Health Reserves Liabilities for future policy benefits under traditional ordinary life, accident and health policies are computed using a net level premium method. Computations are based on anticipated investment yield (primarily 7%), mortality, morbidity and surrenders and include provisions for unfavorable deviations. Reserves are modified as necessary to reflect actual experience and developing trends.

       Assets Held In and Liabilities Related to Separate Accounts Investment annuity deposits and related liabilities represent primarily deposits maintained by several banks under a previously offered tax-deferred annuity program. AAG receives an annual fee from each bank for sponsoring the program; if depositors elect to purchase an annuity from AAG, funds are transferred to AAG.

       Premium Recognition Property and casualty premiums are earned over the terms of the policies on a pro rata basis. Unearned premiums represent that portion of premiums written which is applicable to the unexpired terms of policies in force. On reinsurance assumed from other insurance companies or written through various underwriting organizations, unearned premiums are based on reports received from such companies and organizations. For traditional life, accident and health products, premiums are recognized as revenue when legally collectible from policyholders. For interest-sensitive life and universal life products, premiums are recorded in a policyholder account which is reflected as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

       Policyholder Dividends Dividends payable to policyholders are included in "Accounts payable, accrued expenses and other liabilities" and represent estimates of amounts payable on participating policies which share in favorable underwriting results. The estimate is accrued during the period in which the related premium is earned. Changes in estimates are included in income in the period determined. Policyholder dividends do not become legal liabilities unless and until declared by the boards of directors of the insurance companies.

   Income Taxes AFC and American Premier have each filed consolidated federal income tax returns which include all 80%-owned U.S. subsidiaries, except for certain life insurance subsidiaries and their subsidiaries. At the close of business on December 31, 1996, AFG contributed 81% of the common stock of American Premier to AFC. Accordingly, AFC and American Premier will file a consolidated return for 1997.

   Deferred income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. Deferred tax assets are recognized if it is more likely than not that a benefit will be realized.

   Benefit Plans AFC provides retirement benefits to qualified employees of participating companies through contributory and noncontributory defined contribution plans. Contributions to benefit plans are charged against earnings in the year for which they are declared. Prior to 1997, both AFC and American Premier had contributory employee savings plans and noncontributory Employee Stock Ownership Retirement Plans ("ESORP"). Effective January 1, 1997, these ESORP plans were combined into a new retirement and savings plan. Under the retirement portion of the plan, company contributions (approximately 6% of covered compensation in 1997) are invested primarily in securities of AFG and affiliates. Under the savings portion of the plan, AFC matches a specific portion of employee contributions.

   AFC and many of its subsidiaries provide health care and life insurance benefits to eligible retirees. AFC also provides postemployment benefits to former or inactive employees (primarily those on disability) who were not deemed retired under other company plans. The projected future cost of providing these benefits is expensed over the period the employees earn such benefits.

   Minority Interest For balance sheet purposes, minority interest represents the interests of non-controlling shareholders in AFC subsidiaries, including preferred securities issued by trust subsidiaries of AAG, and AFG's direct ownership interest in American Premier and AFEI. For income statement purposes, minority interest expense represents those shareholders' interest in the earnings of AFC subsidiaries as well as accrued distributions on the trust preferred securities.

   Statement of Cash Flows For cash flow purposes, "investing activities" are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. "Financing activities" include obtaining resources from owners and providing them with a return on their investments, borrowing money and repaying amounts borrowed. Annuity receipts, benefits and withdrawals are also reflected as financing activities. All other activities are considered "operating". Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Issuances of Stock by Subsidiaries and Investees  Changes in
   AFC's equity in a subsidiary or an investee caused by issuances of the subsidiary's or investee's stock are accounted for as gains or losses where such issuance is not a part of a broader reorganization.

   Fair Value of Financial Instruments Methods and assumptions used in estimating fair values are described in Note R to the financial statements. These fair values represent point-in-time estimates of value that might not be particularly relevant in predicting AFC's future earnings or cash flows.

C. Acquisitions and Sales of Subsidiaries and Investees

   Millennium Dynamics, Inc. In December 1997, AFC completed the sale of the assets of its software solutions and consulting services subsidiary, Millennium Dynamics, Inc. ("MDI"), to a subsidiary of Peritus Software Services, Inc. for $30 million in cash and 2,175,000 shares of Peritus common stock. AFC recognized a pretax gain of approximately $50 million on the sale.

   Chiquita  During the second half of 1997, Chiquita issued
   4.6 million shares of its common stock in acquisitions of operating businesses. AFC recorded a pretax gain in the fourth quarter of 1997 of approximately $11 million representing the excess of AFC's equity in Chiquita following the issuances of its common stock over AFC's previously recorded carrying value.

   Citicasters In September 1996, AFC sold its investment in Citicasters to Jacor Communications for approximately
   $220 million in cash plus warrants to purchase Jacor common stock. AFC realized a pretax gain of approximately
   $169 million, before minority interest of $6.5 million, on the sale.

   Buckeye  In March 1996, American Premier sold Buckeye
   Management Company to Buckeye's management (including an AFG director who resigned in March 1996) and employees for $60 million in cash, net of transaction costs. AFC recognized a $33.9 million pretax gain on the sale.

D. Segments of Operations AFC operates its property and casualty insurance business in three major segments: nonstandard automobile, specialty lines, and commercial and personal lines. AFC's annuity and life business primarily sells tax-deferred annuities to employees of primary and secondary educational institutions and hospitals. These insurance businesses operate throughout the United States. In addition, AFC has owned significant portions of the voting equity securities of certain companies (investee corporations - see Note F).

   The Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is scheduled to become effective during the fourth quarter of 1998. The implementation of SFAS No. 131 is not expected to have a material effect on the segments currently disclosed by AFC.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   The following tables (in thousands) show AFC's assets, revenues and operating profit (loss) by significant business segment. Capital expenditures, depreciation and amortization are not significant. Operating profit (loss) represents total revenues less operating expenses. Goodwill and its amortization have been allocated to the various segments to which they apply. General corporate assets and expenses have not been identified or allocated by segment.

                                               1997         1996         1995
   Assets
   Property and casualty insurance (a)  $ 7,517,856  $ 7,116,088  $ 7,443,115
   Annuities and life                     7,693,463    7,009,127    6,600,377
   Other                                    325,949      674,297      501,417
                                         15,537,268   14,799,512   14,544,909
   Investment in investees                  200,714      199,651      306,545

                                        $15,737,982  $14,999,163  $14,851,454
   Revenues (b)
   Property and casualty insurance:
     Premiums earned:
       Nonstandard automobile           $ 1,205,200  $ 1,183,098  $   954,210
       Specialty lines                    1,055,935      976,150      995,528
       Commercial and personal lines        563,217      684,776      697,512
       Other lines                               29          488        1,453
                                          2,824,381    2,844,512    2,648,703
     Investment and other income            448,849      500,897      465,998
                                          3,273,230    3,345,409    3,114,701
   Annuities and life (c)                   638,348      585,079      444,082
   Other                                    146,888      200,315       54,086
                                          4,058,466    4,130,803    3,612,869
   Equity in net earnings (losses)
     of investees                            (5,564)     (16,955)      15,237

                                        $ 4,052,902  $ 4,113,848  $ 3,628,106

   Operating Profit (Loss)
   Property and casualty insurance:
     Underwriting:
       Nonstandard automobile           $    33,456  $     1,015  ($   60,316)
       Specialty lines                       10,888      154,329       50,690
       Commercial and personal lines        (33,882)     (72,513)       5,315
       Other lines (d)                      (52,021)    (163,540)     (31,721)
                                            (41,559)     (80,709)     (36,032)
     Investment and other income            311,169      359,002      357,617
                                            269,610      278,293      321,585
   Annuities and life                        93,794       77,119       79,579
   Other (e)                                (24,076)       1,086     (164,503)
                                            339,328      356,498      236,661
   Equity in net earnings (losses) of
     investees                               (5,564)     (16,955)      15,237

                                        $   333,764  $   339,543   $  251,898

   (a)  Not allocable to segments.
   (b) Revenues include sales of products and services as well as other income earned by the respective segments.
   (c)  Represents primarily investment income.
   (d) Represents primarily losses related to asbestos and other environmental matters ("A&E").
   (e)  Includes holding company expenses.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

E. Investments Bonds, redeemable preferred stocks and other stocks at December 31, consisted of the following (in millions):

                                                      1997
                                                Held to Maturity
                                  Amortized      Market      Gross Unrealized
                                       Cost       Value      Gains     Losses
   Bonds and redeemable
    preferred stocks:
     United States Government
      and government agencies
      and authorities              $     -     $    -        $  -        $ -
     States, municipalities and
      political subdivisions           72.0        73.6        1.8        (.2)
     Foreign government                 8.3         8.9         .6         -
     Public utilities                 459.7       466.7        8.3       (1.3)
     Mortgage-backed securities       868.9       899.4       30.6        (.1)
     All other corporate            1,711.2     1,753.7       43.6       (1.1)
     Redeemable preferred stocks         -           -          -          -
                                   $3,120.1    $3,202.3      $84.9      ($2.7)

                                                        1997
                                                Available for Sale
                                  Amortized      Market      Gross Unrealized
                                       Cost       Value      Gains     Losses
   Bonds and redeemable
    preferred stocks:
     United States Government
      and government agencies
      and authorities              $  600.8    $  618.6      $ 18.1    ($  .3)
     States, municipalities and
      political subdivisions           86.7        89.3         2.6        -
     Foreign government                55.9        57.9         2.1       (.1)
     Public utilities                 359.3       374.7        15.7       (.3)
     Mortgage-backed securities     1,715.7     1,779.4        65.5      (1.8)
     All other corporate            4,336.9     4,536.9       200.0        -
     Redeemable preferred stocks       70.4        76.0         5.9       (.3)
                                   $7,225.7    $7,532.8      $309.9    ($ 2.8)

   Other stocks                    $  153.3    $  446.2      $293.7    ($  .8)

                                                      1996
                                                Held to Maturity
                                  Amortized      Market      Gross Unrealized
                                      Cost        Value      Gains     Losses
   Bonds and redeemable
    preferred stocks:
     United States Government
      and government agencies
      and authorities              $     -     $     -       $   -      $  -
    States, municipalities and
     political subdivisions            80.0        79.9         1.1      (1.2)
    Foreign government                  8.5         9.0          .5        -
    Public utilities                  501.4       501.4         6.4      (6.4)
    Mortgage-backed securities        935.9       949.0        18.8      (5.7)
    All other corporate             1,965.3     1,988.8        34.8     (11.3)
    Redeemable preferred stocks          -           -           -         -

                                   $3,491.1    $3,528.1       $61.6    ($24.6)



                                                      1996
                                                Available for Sale
                                  Amortized      Market      Gross Unrealized
                                       Cost       Value      Gains     Losses
   Bonds and redeemable
    preferred stocks:
     United States Government
      and government agencies
      and authorities              $  472.2     $  475.7      $ 7.3    ($ 3.8)
     States, municipalities and
      political subdivisions           39.6         39.7         .5       (.4)
     Foreign government                94.5         94.3         .8      (1.0)
     Public utilities                 443.8        453.6       13.1      (3.3)
     Mortgage-backed securities     1,626.3      1,637.9       28.1     (16.5)
     All other corporate            3,624.4      3,733.0      122.2     (13.6)
     Redeemable preferred stocks       61.8         60.4        1.5      (2.9)
                                   $6,362.6     $6,494.6     $173.5    ($41.5)
   Other stocks                    $  142.4     $  327.7     $191.6    ($ 6.3)

   The table below sets forth the scheduled maturities of bonds and redeemable preferred stocks based on carrying value as of December 31, 1997. Data based on market value is generally the same. Mortgage-backed securities had an average life of approximately 6.5 years at December 31, 1997.

                                                 Held to   Available
              Maturity                          Maturity    for Sale
            One year or less                          6%          3%
            After one year through five years        32          18
            After five years through ten years       30          37
            After ten years                           4          18
                                                     72          76
            Mortgage-backed securities               28          24
                                                    100%        100%

   Certain risks are inherent in connection with fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.

   Included in equity securities at December 31, 1997 and 1996 are $313 million and $220 million, respectively, of securities of Provident Financial Group, Inc. which exceeded 10% of Shareholders' Equity.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Realized gains (losses) and changes in unrealized appreciation
   (depreciation) on fixed maturity and equity security investments are summarized as follows (in thousands):

                               Fixed      Equity        Tax
                          Maturities  Securities    Effects       Total
     1997
     Realized               $ 11,542    $ 34,464  ($ 16,102)   $ 29,904
     Change in Unrealized    220,320     107,600   (114,772)    213,148

     1996
     Realized               (16,545)      13,075      8,199       4,729
     Change in Unrealized  (272,583)      70,000     70,904    (131,679)

     1995
     Realized                 77,963       6,065    (13,915)     70,113
     Change in Unrealized    810,690      43,700   (288,001)    566,389

   Transactions in fixed maturity investments included in the Statement of Cash Flows consisted of the following (in millions):

                                     Maturities
                                            and              Gross    Gross
                         Purchases  Redemptions     Sales    Gains   Losses

     1997
     Held to Maturity     $    5.6       $422.3  $    8.0    $  .5   ($ 1.0)
     Available for Sale    2,549.5        475.5   1,399.6     37.7    (25.7)
          Total           $2,555.1       $897.8  $1,407.6    $38.2   ($26.7)

     1996
     Held to Maturity     $  202.2       $331.0  $    9.3    $ 2.4   ($ 1.2)
     Available for Sale    1,925.8        284.8     871.8     29.6    (47.3)
          Total           $2,128.0       $615.8  $  881.1    $32.0   ($48.5)

     1995
     Held to Maturity     $  774.8       $175.2  $   12.9    $ 1.9   ($ 2.3)
     Available for Sale    1,603.6        133.3   2,297.9     88.0     (9.6)
          Total           $2,378.4       $308.5  $2,310.8    $89.9   ($11.9)

   Securities classified as "held to maturity" having an amortized cost of $8.2 million, $9.5 million and $14.7 million were sold for a loss of $170,000, $159,000 and $1.8 million in 1997, 1996 and 1995, respectively, due to significant deterioration in the issuers' creditworthiness.

          AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

F. Investment in Investee Corporations All of the companies named in the following table have been subject to the rules and regulations of the SEC. The market value of AFC's investment in Chiquita was $391 million and $306 million at December 31, 1997 and 1996, respectively. AFC's investment (and common stock ownership percentage) and equity in net earnings and losses of investees are stated below (dollars in thousands):

                            Investment (Ownership %)      Equity in Net Earnings (Losses)
                        12/31/97         12/31/96              1997       1996       1995
   Chiquita (a)         $200,714 (39%)   $199,651 (43%)     ($5,564)  ($18,415)   $ 3,628
   Citicasters (b)          -                -                 -         1,460      4,702
   American Premier(c)      -                -                 -          -         6,907

                        $200,714         $199,651           ($5,564)  ($16,955)   $15,237

   (a) Equity in net earnings (losses) excludes AFC's share of amounts included in extraordinary items.
   (b) Sold in September 1996.
   (c) Accounted for as an 81% subsidiary beginning in April 1995.

   Chiquita is a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products.  Summarized financial information for Chiquita at
   December 31, is shown below (in millions):
                                                        1997    1996     1995

     Current Assets                                   $  783  $  844
     Non-current Assets                                1,618   1,623
     Current Liabilities                                 483     464
     Non-current Liabilities                           1,138   1,279
     Shareholders' Equity                                780     724

     Net Sales of Continuing Operations               $2,434  $2,435   $2,566
     Operating Income                                    100      84      176
     Income (Loss) from Continuing Operations            -       (28)      28
     Discontinued Operations                             -       -        (11)
     Extraordinary Loss from Debt Refinancings           -       (23)      (8)
     Net Income (Loss)                                   -       (51)       9
     Net Income (Loss) Attributable to Common Shares     (17)    (63)       1


G. Cost in Excess of Net Assets Acquired At December 31, 1997 and 1996, accumulated amortization of the excess of cost over net assets of purchased subsidiaries amounted to approximately
   $133 million and $121 million, respectively. Amortization expense was $11.6 million in 1997, $10.8 million in 1996 and $9.2 million in 1995.

             AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

H. Payable to American Financial Group Following the Mergers, American Premier agreed to lend up to $675 million to AFC under a line of credit. Borrowings under the credit line bore interest at 11-5/8%. On December 27, 1996, American Premier paid a dividend to AFG which consisted of the $675 million note receivable plus accrued interest. Subsequently, AFG contributed $450 million of the note to AFC.

   Also subsequent to the Mergers, American Premier entered into a credit agreement with AFG under which American Premier and AFG made loans of up to $250 million available to each other. The balance outstanding under the credit line bore interest at a variable rate of one percent over LIBOR.

   In December 1997, AFG's credit agreements with AFC and APU were replaced with a ten-year reciprocal Master Credit
   Agreement among AFG, three AFG subsidiary holding companies including APU, AFC and AFC's direct parent, AFC Holding
   Company, under which funds are made available to each other at one percent over LIBOR.

   At December 31, 1997 and 1996, AFC and APU had outstanding borrowings due AFG and AFC Holding under the above agreements of $344.5 million (plus accrued interest of $8.3 million) and $400.4 million (plus accrued interest of $21.6 million), respectively.

I. Other Long-Term Debt Long-term debt consisted of the following at December 31, (in thousands):
                                                         1997       1996
   Holding Companies:
     AFC 9-3/4% Debentures due April 2004,
       less discount of $737 and $1,146
         (imputed rate - 9.8%)                       $ 79,792   $164,368
     APU 9-3/4% Subordinated Notes due August 1999,
       including premium of $1,224 and $1,912
       (imputed rate - 8.8%)                           92,127     93,604
     APU 10-5/8% Subordinated Notes due April 2000,
       including premium of $1,559 and $2,629
       (imputed rate - 8.8%)                           43,889     54,595
     APU 10-7/8% Subordinated Notes due May 2011,
       including premium of $1,584 and $1,642
       (imputed rate - 9.6%)                           17,586     18,496
     GAHC notes payable under bank line                45,000       -
     Other                                              8,267      8,441

                                                     $286,661   $339,504

   Subsidiaries:
     AAG notes payable under bank lines              $107,000   $ 44,700
     AAG 11-1/8% Senior Subordinated Notes
       due February 2003                               24,080     24,080
     AAG 9-1/2% Senior Notes                             -        40,845
     Notes payable secured by real estate              49,525     52,543
     Other                                             13,479     16,247

                                                     $194,084   $178,415

             AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

     At December 31, 1997, sinking fund and other scheduled principal payments on debt for the subsequent five years, adjusted to reflect financing transactions through February
   1998, were as follows (in thousands):

                Holding
              Companies      Subsidiaries       Total
      1998      $   -           $ 1,983      $  1,983
      1999       90,903           2,087        92,990
      2000       42,330           8,803        51,133
      2001          -            38,509        38,509
      2002       50,399          61,440       111,839

   Debentures purchased in excess of scheduled payments may be applied to satisfy any sinking fund requirement. The scheduled principal payments shown above assume that debentures previously purchased are applied to the earliest scheduled retirements.

   At December 31, 1997, the weighted average interest rate on amounts borrowed under Great American Holding Corporation's ("GAHC") bank credit line was 6.81%. In February 1998, AFC entered into a new unsecured credit agreement with a group of banks and the GAHC and APU agreements were terminated. Under the terms of the new agreement, AFC can borrow up to $300 million through December 2002. Borrowings bear interest at floating rates based on prime or LIBOR.

   At December 31, 1997 and 1996, the weighted average interest rate on amounts borrowed under AAG's bank credit lines was 6.80% and 6.68%, respectively. In January 1998, AAG replaced its existing bank lines with a new $200 million unsecured credit agreement. Loans under the credit agreement mature from 2000 to 2003 and bear interest at floating rates based on prime or LIBOR. In February 1998, AAG borrowed
   $50 million under the line and retired its 11-1/8% Notes (including $24.3 million principal amount held by AAG entities).

   Significant retirements of long-term debt since January 1,
   1996, have been as follows (in millions):
                              Year      Principal      Cost

     AFC Debentures           1996         $138.2    $147.9
                              1997           85.0      96.7

     American Premier Notes   1996          160.1     177.2
                              1997           11.3      12.5

     AAG Notes                1996           78.0      84.2
                              1997           40.8      42.5
                              1998 (2 mos)   24.1      24.8

   Cash interest payments of $98 million, $83 million and $137 million were made on long-term borrowings in 1997, 1996 and 1995, respectively.

J. Minority Interest Minority interest in AFC's balance sheet is comprised of the following (in thousands):

                                             1997      1996
      Interest of AFG (parent) and
        non-controlling shareholders
        in subsidiaries' common stock    $284,619  $231,858
      Preferred securities issued by
        subsidiary trusts                 225,000    75,000

                                         $509,619  $306,858

             AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Trust Issued Preferred Securities Wholly-owned subsidiary trusts of AAG have issued $225 million of preferred securities and, in turn, purchased $225 million of newly-authorized AAG subordinated debt issues which provide interest and principal payments to fund the respective trusts' obligations. The preferred securities are mandatorily redeemable upon maturity or redemption of the subordinated debt.

   The preferred securities are summarized as follows:

    Date of                                             Optional
    Issuance       Issue (Maturity Date)       Amount   Redemption Dates

    November 1996  9-1/4% TOPrS (2026)    $75,000,000   On or after 11/7/2001
    March 1997     8-7/8% Pfd (2027)       75,000,000   On or after 3/1/2007
    May 1997       7-1/4% ROPES (2041)     75,000,000   Prior to 9/28/2000 and
                                                           after 9/28/2001

   AAG effectively provides unconditional guarantees of its trusts' obligations.

   Minority Interest Expense Minority interest expense is comprised of (in thousands):

                                                  1997      1996      1995
      Interest of AFG (parent) and
        non-controlling shareholders
        in earnings of subsidiaries            $29,978   $53,717   $28,165
      Accrued distributions on trust issued
        preferred securities                    15,499     1,031      -

                                               $45,477   $54,748   $28,165

K. Preferred Stock  Under provisions of both the Nonvoting
   (4.0 million shares authorized) and Voting (4.0 million shares authorized) Cumulative Preferred Stock, the Board of Directors may divide the authorized stock into series and set specific terms and conditions of each series. At
   December 31, 1997, the outstanding shares of AFC's Preferred Stock consisted of the following:

       Series J, no par value; $25.00 liquidating value per share; annual dividends per share $2.00; redeemable at $25.75 per share beginning December 2005 declining to $25.00 at December 2007; 2,886,161 shares (stated value $72.2 million) outstanding at December 31, 1997.

   At December 31, 1996, AFC's outstanding 11,900,725 shares of
   Series F Preferred Stock had a stated value of $145.4 million; its 1,964,158 shares of Series G Preferred
   Stock had a stated value of $17.4 million.

   In December 1997, AFC retired all shares of its Series F and G Preferred Stock in exchange for approximately $244 million in cash and 2,886,161 million shares of the Series J Preferred Stock. AFC recognized a charge to retained earnings of $153.3 million representing the excess of total consideration paid over the stated value of the preferred stock retired.

   In December 1996, AFC redeemed 1.6 million shares of its Series F Preferred Stock for $31.9 million and, in October 1996, purchased 250,000 shares of Series F from its ESORP for $5.0 million. In December 1996, AFC issued 1.6 million shares of its Series G Preferred Stock to its ESORP for $16.8 million. During 1995, AFC retired its mandatory redeemable preferred stock for an aggregate of $2.9 million.

             AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

L. Common Stock At December 31, 1997, American Financial Group owned all of the outstanding shares of AFC's Common Stock.
   The number of shares of AFC Common Stock outstanding were reduced from 45,000,000 to 10,593,000 in connection with the retirement of Series F and G Preferred Stock in December 1997.

M. Income Taxes The following is a reconciliation of income taxes at the statutory rate of 35% and income taxes as shown in the Statement of Earnings (in thousands):

                                                 1997       1996       1995
    Earnings before income taxes and
      extraordinary items                    $333,764   $339,543   $251,898
    Extraordinary items before income taxes   (11,201)   (34,892)     1,551

    Adjusted earnings before income taxes    $322,563   $304,651   $253,449

    Income taxes at statutory rate           $112,897   $106,628   $ 88,707
    Effect of:
      Minority interest                        10,168     18,507      9,533
      Losses utilized                          (3,164)   (43,789)   (40,292)
      Amortization of intangibles               3,362      3,065      3,015
      Foreign income taxes                      2,954      3,474        359
      State income taxes                       (2,739)     4,140         81
      Dividends received deduction             (2,002)    (7,450)    (7,823)
      Tax exempt interest                        (384)      (597)      (897)
      Other                                        81     (1,323)     3,483
    Total provision                           121,173     82,655     56,166
    Amounts applicable to
      extraordinary items                       4,054      7,003        281
    Provision for income taxes as shown
      on the Statement of Earnings           $125,227   $ 89,658   $ 56,447

   Adjusted earnings before income taxes consisted of the following
   (in thousands):
                                                 1997       1996       1995
    Subject to tax in:
      United States                          $331,855   $318,919   $256,417
      Foreign jurisdictions                    (9,292)   (14,268)    (2,968)

                                             $322,563   $304,651   $253,449

   The total income tax provision consists of (in thousands):

                                                 1997       1996       1995
      Current taxes (credits):
        Federal                              $ 27,875   $ 22,450   $ 38,512
        Foreign                                  -        (1,735)    (1,213)
        State                                  (2,544)     6,369        124
      Deferred taxes:
        Federal                                96,301     55,250     18,191
        Foreign                                  (459)       321        552

                                             $121,173   $ 82,655   $ 56,166

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   For income tax purposes, certain members of the AFC consolidated tax group had the following carryforwards available at Decem ber 31, 1997 (in millions):

                                   Expiring        Amount
                    {             1998 - 2002        $ 35
      Operating Loss{             2003 - 2007          95
                    {             2008 - 2012          60
      Capital Loss                       1999          91
      Other - Tax Credits                              23

   Deferred income tax assets and liabilities reflect temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The significant components of deferred tax assets and liabilities included in the Balance Sheet at December 31, were as follows (in millions):

                                             1997        1996
     Deferred tax assets:
       Net operating loss carryforwards    $ 66.6      $ 83.7
       Capital loss carryforwards            32.0        68.2
       Insurance claims and reserves        287.5       289.8
       Other, net                           148.8       142.2
                                            534.9       583.9
       Valuation allowance for deferred
         tax assets                         (97.9)     (131.9)
                                            437.0       452.0
     Deferred tax liabilities:
       Deferred acquisition costs          (127.4)     (124.9)
       Investment securities               (268.2)     (189.8)
                                           (395.6)     (314.7)

     Net deferred tax asset                $ 41.4      $137.3

   The gross deferred tax asset has been reduced by a valuation allowance based on an analysis of the likelihood of realization. Factors considered in assessing the need for a valuation allowance include: (i) recent tax returns, which show neither a history of large amounts of taxable income nor cumulative losses in recent years, (ii) opportunities to generate taxable income from sales of appreciated assets, and
   (iii) the likelihood of generating larger amounts of taxable income in the future. The likelihood of realizing this asset will be reviewed periodically; any adjustments required to the valuation allowance will be made in the period in which the developments on which they are based become known. The aggregate valuation allowance decreased by $34 million in 1997 due primarily to the expiration of American Premier's loss carryforwards.

   Cash payments for income taxes, net of refunds, were $43.7 million, $40.2 million and $14.8 million for 1997, 1996 and 1995, respectively.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

N. Extraordinary Items Extraordinary items represent AFC's proportionate share of gains and losses related to debt retirements by the following companies. Amounts shown are net of minority interest and income tax benefits (in thousands):
                                  1997       1996       1995
      Holding Companies:
        AFC (parent)           ($5,395)  ($ 9,672)   ($1,713)
        APU (parent)              (502)    (2,636)     7,102
        GAHC                      -          -          (611)
      Subsidiaries:
        AAG                     (1,250)    (7,159)      (201)
        Other                     -            57        -
      Investee:
        Chiquita                  -        (8,479)    (2,745)

                               ($7,147)  ($27,889)    $1,832

O. Commitments and Contingencies Loss accruals have been recorded for various environmental and occupational injury and disease claims and other contingencies arising out of the railroad operations disposed of by American Premier's predecessor, Penn Central Transportation Company ("PCTC"), prior to its bankruptcy reorganization in 1978. Any ultimate liability arising therefrom in excess of previously established loss accruals would normally be attributable to pre-reorganization events and circumstances and accounted for as a reduction in capital surplus. However, under purchase accounting in connection with the Mergers, any such excess liability will be charged to earnings in AFC's financial statements.

   American Premier's liability for environmental claims
   ($39.5 million at December 31, 1997) consists of a number of proceedings and claims seeking to impose responsibility for hazardous waste remediation costs at certain railroad sites formerly owned by PCTC and certain other sites where hazardous waste was allegedly generated by PCTC's railroad operation. It is difficult to estimate remediation costs for a number of reasons, including the number and financial resources of other potentially responsible parties, the range of costs for remediation alternatives, changing technology and the time period over which these matters develop. American Premier's liability is based on information currently available and is subject to change as additional information becomes available.

   American Premier's liability for occupational injury and disease claims of $58.1 million (included in other liabilities) at December 31, 1997, includes pending and expected claims by former employees of PCTC for injury or disease allegedly caused by exposure to excessive noise, asbestos or other substances in the railroad workplace. Anticipated recoveries of $35.2 million on these liabilities are included in other assets. Recorded amounts are based on the accumulation of estimates of reported and unreported claims and related expenses and estimates of probable recoveries from insurance carriers.

   AFC has accrued approximately $14.2 million at December 31, 1997, for environmental costs and certain other matters associated with the sales of former operations.

   In management's opinion, the outcome of the items discussed under "Uncertainties" in Management's Discussion and Analysis and the above claims and contingencies will not, individually or in the aggregate, have a material adverse effect on AFC's financial condition or results of operations.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

P. Quarterly Operating Results (Unaudited) The operations of certain of AFC's business segments are seasonal in nature. While insurance premiums are recognized on a relatively level basis, claim losses related to adverse weather (snow, hail, hurricanes, tornadoes, etc.) may be seasonal. Historically, Chiquita's operations are significantly stronger in the first and second quarters than in the third and fourth quarters. Quarterly results necessarily rely heavily on estimates. These estimates and certain other factors, such as the nature of investees' operations and discretionary sales of assets, cause the quarterly results not to be necessarily indicative of results for longer periods of time. The following are quarterly results of consolidated operations for the two years ended December 31, 1997 (in millions):

                                  1st       2nd       3rd      4th      Total
                              Quarter   Quarter   Quarter   Quarter      Year
      1997
      Revenues               $  945.6  $  987.5  $1,034.7  $1,085.1  $4,052.9
      Earnings before
        extraordinary items      62.0      60.7      34.9      50.9     208.5
      Extraordinary items         (.1)      -        (6.9)      (.1)     (7.1)
      Net earnings               61.9      60.7      28.0      50.8     201.4

      1996
      Revenues               $1,030.2  $1,032.8  $1,163.5  $  887.3  $4,113.8
      Earnings (loss) before
        extraordinary items      78.6      58.5     119.2      (6.4)    249.9
      Extraordinary items        (7.4)    (10.0)     (8.3)     (2.2)    (27.9)
      Net earnings (loss)        71.2      48.5     110.9      (8.6)    222.0

   In the fourth quarter of 1997, AFC increased California workers' compensation reserves by approximately $25 million due to increased claims severity related to business written in 1996 and 1997. The fourth quarter of 1997 also includes income of $46.3 million (included in "other income") from the sale of development rights in New York City partially offset by a $9.0 million charge related to insurance recoverables of American Premier's prior railroad business. In the third quarter of 1996, AFC increased A&E reserves by recording a non-cash pretax charge of $80 million and recorded losses due to Hurricane Fran of approximately $30 million.

   During the past two years, AFC has continued a strategy of disposing of non-core investments. Sales of significant affiliates have included the following: MDI (December 1997); Citicasters (September 1996); and Buckeye (March 1996). See Note C for a more detailed description of these and other transactions. Sales of subsidiaries in 1997 also includes a fourth quarter pretax charge of $17 million relating to operations expected to be sold or otherwise disposed of in 1998. Realized gains (losses) on sales of securities and affiliates amounted to (in millions):

                    1st       2nd      3rd      4th     Total
                Quarter   Quarter  Quarter  Quarter      Year

      1997        $ 2.5     $4.2    $ 29.7    $54.6    $ 91.0
      1996         52.6      5.7     172.5    (28.3)    202.5

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

Q. Insurance Securities owned by insurance subsidiaries having a carrying value of approximately $1.4 billion at December 31, 1997, were on deposit as required by regulatory authorities.

   Insurance Reserves The liability for losses and loss adjustment expenses for certain long-term scheduled payments under workers' compensation, auto liability and other liability insurance has been discounted at rates ranging from 4% to 8%. As a result, the total liability for losses and loss adjustment expenses at December 31, 1997, has been reduced by $60 million.

   The following table provides an analysis of changes in the liability for losses and loss adjustment expenses, net of reinsurance (and grossed up), over the past three years on a GAAP basis (in millions):

                                                1997     1996     1995

     Balance at beginning of period           $3,404   $3,393   $2,187

     Reserves of American Premier at date
       of the Mergers                           -        -       1,090

     Provision for losses and loss adjustment
       expenses occurring in the current year  2,045    2,179    2,116
     Net increase (decrease) in provision
       for claims occurring in prior years        31      (48)    (139)
                                               2,076    2,131    1,977
     Payments for losses and loss adjustment
       expenses occurring during:
         Current year                           (840)    (999)    (987)
         Prior years                          (1,151)  (1,121)    (874)
                                              (1,991)  (2,120)  (1,861)

     Balance at end of period                 $3,489   $3,404   $3,393

     Add back reinsurance recoverables           736      720      704

     Unpaid losses and loss adjustment
       expenses included in Balance Sheet,
       gross of reinsurance                   $4,225   $4,124   $4,097

   Net Investment Income The following table shows (in millions) investment income earned and investment expenses incurred by AFC's insurance companies.

                                                1997     1996     1995
     Insurance group investment income:
       Fixed maturities                       $830.6   $817.8   $727.3
       Equity securities                         6.4      8.2      5.3
       Other                                    10.6     13.5      7.9
                                               847.6    839.5    740.5
     Insurance group investment expenses (*)   (37.3)   (38.5)   (33.8)
                                              $810.3   $801.0   $706.7

     (*) Included primarily in "Other operating and general expenses" in the Statement of Earnings.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Statutory Information  AFC's insurance subsidiaries are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and policyholders' surplus on a statutory basis for the insurance subsidiaries were as follows (in millions):
                                                            Policyholders'
                                         Net Earnings           Surplus
                                      1997   1996   1995      1997    1996

     Property and casualty companies  $159   $276   $200    $1,916  $1,659
     Life insurance companies           74     67     76       324     287

   Reinsurance In the normal course of business, AFC's insurance subsidiaries assume and cede reinsurance with other insurance companies. The following table shows (in millions)
   (i) amounts deducted from property and casualty premiums in connection with reinsurance ceded, (ii) amounts included in income for reinsurance assumed and (iii) reinsurance recoveries deducted from losses and loss adjustment expenses.

                                             1997    1996    1995
     Reinsurance ceded to:
       Non-affiliates                        $614    $518    $476
       Affiliates                              -       -       33
     Reinsurance assumed - including
       involuntary pools and associations      89      58      93
     Reinsurance recoveries                   296     306     304

R. Additional Information Total rental expense for various leases of office space, data processing equipment and railroad rolling stock was $36 million, $34 million and $35 million for 1997, 1996 and 1995, respectively. Sublease rental income related to these leases totaled $5.4 million in 1997, $6.1 million in 1996 and $6.2 million in 1995.

   Future minimum rentals, related principally to office space and railroad rolling stock, required under operating leases having initial or remaining noncancelable lease terms in excess of one year at December 31, 1997, were as follows:
   1998 - $37 million; 1999 - $31 million; 2000 - $22 million;
   2001 - $18 million; 2002 - $13 million; and $30 million thereafter. At December 31, 1997, minimum sublease rentals to be received through the expiration of the leases aggregated $14 million.

   Other operating and general expenses included charges for possible losses on agents' balances, reinsurance recoverables and other receivables in the following amounts: 1997 -
   $7.6 million; 1996 - $0; and 1995 - $0. The aggregate allowance for such losses amounted to approximately
   $131 million and $123 million at December 31, 1997 and 1996, respectively.

           AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Fair Value of Financial Instruments The following table presents (in millions) the carrying value and estimated fair value of AFC's financial instruments at December 31.

                                        1997                  1996
                                Carrying     Fair     Carrying      Fair
                                   Value    Value        Value     Value
     Assets:
     Bonds and redeemable
       preferred stocks          $10,653  $10,735      $ 9,986   $10,023
     Other stocks                    446      446          328       328
     Investment in investee
       corporations                  201      391          200       306

     Liabilities:
     Annuity benefits
       accumulated               $ 5,528  $ 5,319      $ 5,366   $ 5,180
     Long-term debt:
       Holding companies             287      301          340       362
       Subsidiaries                  194      195          178       183
     Trust preferred securities      225      230           75        77

     AFC Preferred Stock              72       74          163       264

   When available, fair values are based on prices quoted in the most active market for each security. If quoted prices are not available, fair value is estimated based on present values, discounted cash flows, fair value of comparable securities, or similar methods. The fair value of the liability for annuities in the payout phase is assumed to be the present value of the anticipated cash flows, discounted at current interest rates. Fair value of annuities in the accumulation phase is assumed to be the policyholders' cash surrender amount.

   Financial Instruments with Off-Balance-Sheet Risk On occasion, AFC and its subsidiaries have entered into financial instrument transactions which may present off-balance-sheet risks of both credit and market risk nature. These transactions include commitments to fund loans, loan guarantees and commitments to purchase and sell securities or loans. At December 31, 1997, AFC and its subsidiaries had commitments to fund credit facilities and contribute limited partnership capital totaling $29 million.

   Restrictions on Transfer of Funds and Assets of Subsidiaries Payments of dividends, loans and advances by AFC's subsidiaries are subject to various state laws, federal regulations and debt covenants which limit the amount of dividends, loans and advances that can be paid. Under applicable restrictions, the maximum amount of dividends available to AFC in 1998 from its insurance subsidiaries without seeking regulatory clearance is approximately
   $221 million. Total "restrictions" on intercompany transfers from AFC's subsidiaries cannot be quantified due to the discretionary nature of the restrictions.

   Benefit Plans AFC expensed approximately $21 million in 1997, $17 million in 1996 and $16 million in 1995 for contributions to its retirement and employee savings plans.

   Transactions With Affiliates In December 1997, AFC recognized a gain of $32.5 million on the sale of development rights to AFG at their appraised value. In 1995, a subsidiary of AFC sold a house to its Chairman for its appraised value of $1.8 million.